EXPLORATION AGREEMENT
                                 Texana Project
                              Jackson County, Texas

         This Exploration Agreement (the "Agreement") is entered into as of July 15, 1997, by and between TAC Resources, Inc. ("TAC"), Parallel Petroleum Corporation ("Parallel"), Unit Petroleum Company ("Unit"), Beta Oil & Gas, Inc. ("Beta") and Pease Oil and Gas Company ("Pease") all hereinafter collectively referred to as (the "Parties").

                                   WITNESSETH:

         WHEREAS, TAC has acquired seismic and lease options, oil and gas leases and seismic permits covering an area of approximately 25,000 acres located in Jackson County, Texas, as depicted on the plat attached hereto as Exhibit "A".

         WHEREAS, Parallel, Unit, Beta and Pease propose to acquire undivided interests in and to the rights granted by such agreements, and to participate in conducting a 3-D seismic program upon the lands covered thereby.

         NOW, THEREFORE, in consideration of the premises, the mutual agreements and obligations set forth herein, and the mutual benefits to be received hereunder, the Parties agree as follows:


                             ARTICLE 1. DEFINITIONS


         For the purpose of this Agreement, the following terms shall have the meanings designated below:

         1.1 Area of Mutual Interest "AMI" means the lands outlined on the plat attached hereto as Exhibit "A".

         1.2 "AMI Interests" means any interest in the oil, gas or other minerals in and under the AMI, including leasehold interests under oil and gas leases, oil and gas lease options, interests of the farmee under farmout agreement, and other such interests or rights similar or dissimilar to those mentioned, including, but not limited to, seismic permits. AMI Interest does not, however, include nonpossessory interests in the oil, gas and other minerals in and under the AMI, such as royalty interests, overriding royalty interests, net profits interests, or other such interests whether similar or dissimilar to those mentioned.

         1.3 "Existing AMI Interests" means the Seismic and Lease Options, Oil and Gas Leases and Seismic Permits which have been acquired by TAC as of August 1, 1997.

         1.4 "Subsequently Acquired AMI Interests" means all AMI Interests acquired after August 1, 1997.

         1.5 "Contract Lands" means lands located within the AMI which are covered by AMI Interests.

         1.6 "Initial Interest" means a Party's ownership in Existing AMI Interests, and the amount of interest a party is entitled to acquire in Subsequently Acquired AMI Interests, subject to the provisions hereof.

         1.7 "Jointly Owned AMI Interest" means an AMI Interest in which the Parties own an interest pursuant to the terms of this Agreement.

         1.8 "Lease Burden" means any royalty, overriding royalty interest, net profits interest, production payment, carried interest, reversionary working interest or other charges upon a leasehold interest or the production therefrom.

         1.9 "Losses" means any and all losses, liabilities, claims, demands, penalties, fines, settlements, damages, actions, or suits of whatsoever kind and nature (but expressly excluding consequential damages), whether or not subject to litigation, including without limitation (I) claims or penalties arising from products liability, negligence, statutory liability or violation of any applicable law or in tort (strict, absolute or otherwise) and (ii) loss of or damage to any property, and all reasonable out-of-pocket costs, disbursements and expenses (including, without limitation, legal, accounting, consulting and investigation expenses and litigation costs) imposed on, incurred by or asserted against an indemnified Party in connection therewith.

         1.10 "Operator" shall have the meaning as it is given in the Operating Agreement in the form attached hereto as Exhibit "B".

         1.11 "Party" or "Parties" means TAC, Parallel, Unit, Beta and Pease and any other person or entity, singularly or as a group, which hereafter becomes a party hereto or is otherwise subject to the terms hereof.

         1.12 "Pre-Existing Data" means such data which includes, but is not limited to: seismic records and related seismic data, electronic and mud logs, cores and core analyses, field studies (less and except any proprietary methodology or process used by any Party in such studies), production tests, engineering, geological, geophysical, paleontological data, interpretive data and maps prepared by any Party in existence as of the date of this Agreement.

         1.13 "Proportionate Share" except as otherwise provided for herein, shall be calculated by dividing a Party's Initial Interest by the aggregate of the Initial Interests of all Parties who are to share an interest or an obligation pursuant to the terms hereof. In circumstances where one or more Parties do not participate in such an interest or obligation, "Proportionate Share" shall be determined by dividing a Party's Initial Interest by the total Initial Interests of all Party's participating therein.

         1.14 "Prospect" means an area within the AMI which is designated as a Prospect pursuant to Article 4.1 hereof and within which there is expected to occur, based on information developed as a result of 3-D Seismic Operations, a commercial accumulation of oil and/or gas in a specific structural or stratigraphic trap.

         1.15 "Subsequently Created Burden" means a lease burden which is created by a party subsequent to its acquisition of the interest which is subject to the burden, except the overriding royalty interest provided for in
Article 2.5 hereof.

         1.16 "Costs Prior to Leasehold Acquisition" means all costs of any type whatsoever which pertain to this project, covering lands located within or outside the AMI, including, but not limited to costs of seismic permits, seismic and lease options, oil and gas leases, and renewals thereof, land brokerage, legal costs, surface damages, surveying, seismic acquisition and interpretation, etc., which are incurred prior to Leasehold Acquisition conducted under the provisions of Article 4 hereof.

         1.17 Other terms are defined elsewhere in this Agreement.



             ARTICLE 2. INTERESTS AND SHARE OF COSTS OF THE PARTIES


         2.1 Area of Mutual Interest. The Parties hereby establish an Area of Mutual Interest "AMI", same to be comprised of the area outlined on the attached Exhibit "A", and which shall cover AMI Interests located therein. This AMI shall continue for a term of three (3) years, or the expiration of the last Jointly Owned AMI Interest, whichever is earlier.

         2.2 "Interests and Share of Costs of the Parties" The Parties hereby agree to own, as their Initial Interest; and agree to bear the costs set out below, as follows:


Party             Initial Interest               Share of Costs                     Share of Costs for
                                                 Prior to Leasehold                 Leasehold Acquisition
                                                 Acquisition                        and Subsequent Operations

TAC               .2500000                       .0625000                           .2500000

Parallel          .1750000                       .2187500                           .1750000

Unit              .2500000                       .3125000                           .2500000

Beta              .2000000                       .2500000                           .2000000

Pease             .1250000                       .1562500                           .1250000


TAC has acquired and now owns the Existing AMI Interests. Parallel, Unit, Beta and Pease agree that their costs in the Existing AMI Interests shall be based on $75.00 per net mineral acre on seismic and lease options, and cost plus 25% on oil and gas leases and seismic permits. The Existing AMI Interests are presently comprised of approximately 23,183.908 net mineral acres covered by seismic and lease option, and 300.5 net mineral acres covered by seismic permit where cost was $25.00/net mineral acre. Based on the foregoing, the current total cost of Existing AMI Interests is One million seven hundred forty-eight thousand one hundred eighty-three and 73/100 Dollars ($1,748,183.73). Parallel, Unit, Beta and Pease agree to pay TAC their portion of such cost, as referenced above, in the Existing AMI Interests upon execution of this Agreement. Parallel, Unit, Beta and Pease hereby agree that TAC shall have the exclusive right to acquire AMI Interests through August 1, 1997, and that same shall be treated in all respects as Existing AMI Interests. Parallel, Unit, Beta and Pease agree that they shall be obligated to accept such interests in the same percentages and pay TAC for such interests at the same terms stated herein. Payment for such interests shall be due within fifteen (15) days after receipt of written notice as set out in Article 2.4. Interests available to TAC which costs exceed those stated above shall be offered to the other Parties as per the procedure set forth in Article 2.4 below.

         2.3 Recording. TAC agrees to file for record in the office of the Jackson County Clerk, all Memorandums of Seismic and Lease Options covering the Existing AMI Interests within fifteen (15) days of the date this Agreement is executed by all Parties.


         2.4  Subsequently  Acquired  AMI  Interests.   Any  Party  acquiring  a
Subsequently Acquired AMI Interest, directly or indirectly, shall notify the other Parties hereto. Such notice shall set forth (i) a description of the interest acquired, (ii) the total cost of the interest, including all land and legal costs associated with the acquisition thereof, (iii) the Proportionate Share of the notified Party and its cost therein, and (iv) any other pertinent terms of such acquisition, including, but not limited to, copies of the instruments of conveyance, copies of leases, assignments, subleases, farmout and other contracts affecting the AMI Interests, copies of paid drafts or checks, itemized invoices of actual costs incurred by the acquiring Party. Parties shall have fifteen (15) days from the receipt of this notice to acquire their Proportionate Share of the Subsequently Acquired AMI Interest. A Party's election to acquire shall be given in writing and accompanied by Party's payment of its total cost for such interest. If a Party's election and payment are not received within such fifteen (15) day period, it shall be conclusively presumed that such Party has elected not to acquire its Proportionate Share of the Subsequently Acquired AMI Interest and has forfeited its right thereto. A Party's failure to exercise its option as to any particular notice shall not constitute a waiver or release of its right to acquire any interest described in any subsequent notice delivered hereunder.

         2.5 Existing Burdens. Each Party's interest under this agreement in the AMI Interests, and oil and gas leases which may be acquired thereunder, shall be subject to and burdened by its proportionate share of all existing operating agreements, existing and pending pooling and spacing orders and all Lease Burdens other than Subsequently Created Burdens. TAC represents that, except as hereinafter provided, it has not burdened the Existing AMI Interests acquired or to be acquired with any liens or Subsequently Created Burdens. Each Party agrees to perform its Proportionate Share of the obligations under the AMI Interests acquired pursuant to this Agreement and the other obligations described in this Article, but only to the extent that such obligations arise after the acquisition of such AMI Interests by such Party. Notwithstanding the foregoing, the Parties agree that they shall bear, their Proportionate Share of an overriding royalty interest to be owned by Bayou Black Royalty Company, Inc. on all oil and gas leases acquired pursuant to this Agreement (including leases acquired by exercising lease options in which the Parties own an interest, and in extensions and renewals thereof ) equal to two percent (2%) of eight-eighths (8/8ths), provided that such overriding royalty interest shall be reduced in the proportion that the undivided mineral interest covered by any such lease bears to the entire mineral interest in the lands covered by such lease.

         2.6 Expiring Options. If any lease options covered hereby will expire prior to completion of the Seismic Operations contemplated herein, Operator shall use its best efforts to renew such option for a sufficient period of time to complete the proposed 3-D Seismic Operations thereon and exercise the lease option thereunder. The acquisition of such renewal shall be handled under the acquisition, notice and election provisions of Article 2.4.

         2.7 Assignments. Upon receipt of payment for AMI Interests, TAC shall assign to the Parties hereto their Initial Interest in and to all right, title and interest owned by TAC in such AMI Interests. Such assignment shall be recordable in form, shall be subject to this agreement, shall provide for warranty by, through and under TAC, but not otherwise, and shall be subject to the terms and provisions of the AMI Interests assigned.

         2.8 AMI Interests Located In and Out of Existing AMI. If an AMI Interest is found to cover lands located both within and outside the existing AMI, the entirety of such AMI Interest shall be offered to the other Parties under the acquisition, notice and election provisions of Article 2.3 and Article 2.4, and if the other Parties elect to participate in the acquisition thereof, the description of the lands comprising the AMI shall be deemed to be amended to extend and cover all of the lands covered by such interest. The option of the Parties to participate in the acquisition of such interests shall be limited to the entirety of the interest acquired.

                          ARTICLE 3. SEISMIC OPERATIONS


         3.1 Existing Seismic, Geologic and Other Subsurface Data. Except as prohibited by law or by agreements with third parties, upon request, each Party owning existing seismic data pertaining to lands located within the AMI shall furnish copies of all such data to the other Parties, together with any geologic or other subsurface data that could be useful in the interpretation thereof. The Party receiving such data shall bear the expense of copying it. The Party owning any seismic or other data which may not be copied, due to legal prohibitions or by agreements with third parties, shall, upon request, make such data available to the Party requesting such data during normal business hours.

         3.2 Ownership of Pre-Existing Data. Ownership of the Pre-Existing Data and all reprocessed Pre-Existing Data shall at all times remain vested in the Party who contributes the Pre-Existing Data for use by the Parties, and the Parties agree to acknowledge such ownership, including, but not limited to, the filing with any appropriate governmental authority of such acknowledgment. The Parties expressly reserve the right to sell, license, or trade the Pre-Existing Data which it contributes hereunder, to the extent that it has such right to sell, license or trade the Pre-Existing Data, through its own efforts, or through the efforts of others duly authorized by such Party and the benefits and advantages, including monetary consideration, which such Party receives as a result of such activities shall be the sole property of such Party.

         3.3 Management of the 3-D Seismic Operations. Operator shall exclusively manage and conduct the 3-D Seismic Operations contemplated hereunder and all operations incident thereto, including, but not limited to, the acquisition of all geoscientific data, the performance of all 3-D seismic surveys and other geoscientific work incident thereto (other than analysis and/or interpretation), and, subject to the Operating Agreements, the drilling of all wells on the Prospects. Operator shall perform all such work through employees, representatives, and contractors of its selection, and Operator shall and does hereby agree to utilize reasonable prudence and economic judgment in contracting with third party contractors or subcontractors. As manager of 3-D Seismic Operations, Operator shall devote such of its time, attention and efforts to the conduct thereof as it shall in good faith determine reasonably necessary, but shall otherwise be free to engage in and pursue all other current and future business projects, programs, prospects, opportunities, investments and activities without obligation of any kind to or right of participation therein by the other Parties hereto. In performing its duties under this Agreement, Operator shall serve as an independent contractor and not as an agent or employee of the other Parties hereto. Operator shall utilize reasonable prudence and economic judgment in incurring costs, and shall further conduct the 3-D Seismic Operations and perform all of its duties under this Agreement as a reasonable, prudent operator, in a good and workmanlike manner with due diligence and dispatch, in accordance with good oilfield and exploratory practice, and in compliance with all applicable laws and regulations, BUT SHALL HAVE NO LIABILITY TO THE OTHER PARTIES HERETO OR ANY OTHER OWNER OF RIGHTS OR INTERESTS UNDER THIS AGREEMENT FOR ANY LOSSES SUSTAINED OR LIABILITIES INCURRED IN CONNECTION WITH THE 3-D SEISMIC OPERATIONS AND/OR THE CONDUCT OF ANY ACTIVITIES UNDER OR CONTEMPLATED BY THIS AGREEMENT, SAVE AND EXCEPT AS MAY BE OCCASIONED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF OPERATOR. EACH OF THE OTHER PARTIES HERETO ACKNOWLEDGES THAT (A) IT HAS READ AND AGREED TO THE FOREGOING EXCULPATION OF OPERATOR AS A NEGOTIATED AND BARGAINED FOR ASPECT OF THIS TRANSACTION, (B) THIS EXCULPATION PROVISION IS CONSPICUOUS.

         3.4 Ongoing and Future Seismic Operations. The Parties agree to conduct such operations on all or substantially all of the Contract Lands. The Parties may, subject to the unanimous written consent of all Parties, agree to reduce or increase the acreage on which such operations will be conducted when technical, legal or operational considerations indicate that such reduction or increase is warranted. In any event, the Parties agree to pay their respective shares of the total costs of the 3-D Seismic Operations conducted on all land covered by AMI Interests as set forth in Article 2.2 hereof. Operator shall furnish the other Parties hereto with copies of all applicable contracts and other information pertaining to all 3-D Seismic Operations conducted hereunder. The Parties shall own their Proportionate Share of the geophysical data obtained by and resulting from the 3-D Seismic Operations conducted on the Contract Lands, including, but not limited to all tapes, seismic sections and any and all other data generated by such 3-D Seismic Operations. Each Party shall have access to such data and shall receive copies thereof. The Parties agree to work together in a spirit of cooperation and in good faith in planning and causing the 3-D Seismic Operations to be conducted as contemplated herein as well as in sharing the data collected therefrom and the interpretations thereof. Such interpretations, by any Party, shall in no way be deemed a representation to any other Party that such interpretations are accurate or correct. Such interpretations shall be given merely as a means of sharing such Party's analysis and ideas regarding such data.

         3.5 Confidentiality of Seismic Data. Except as provided below, each Party agrees to keep all seismic data obtained pursuant to Article 3.3 confidential for a period of five (5) years from the date hereof. After the expiration of five (5) years from the date hereof any Party may sell the data it acquired pursuant to Article 3.2. Each Party owning an interest in such data shall receive its Proportionate Share of the proceeds of any such sale. Any data acquired from another Party pursuant to Article 3.1 shall forever be kept confidential by the Parties; provided, however, that the Party who originally contributed such data may share, sell or otherwise dispose of such data that does not pertain to a Prospect to a third party after the expiration of one (1) year from the date hereof, and the other Parties shall have no interest in the proceeds from such sale. Notwithstanding the foregoing, a Party may disclose seismic data to (A) a prospective purchaser or farmee of such Party's interest, provided (i) such disclosure is limited to the Prospect under consideration for sale or farmout, (ii) the prospective purchaser or farmee must review such data in the affected Party's offices and may not copy such data until such time as it has acquired or earned an interest in the Contract Lands, and (iii) such prospective purchaser or farmee must execute a confidentiality agreement to prevent further disclosure and unauthorized use of such data; or (B) a third party who is entitled thereto pursuant to the terms of a lease, lease option or seismic permit. Any Party may disclose such data to its agents, staff, representatives and consultants in the normal conduct of its business.

         3.6 Review of Seismic Data. The Parties agree to cooperate in good faith in reviewing the seismic data acquired hereunder. Such data should be reviewed by the Parties as soon as practicable after the data is available so that the Parties can make decisions regarding the exercise of lease options.


                        ARTICLE 4. LEASEHOLD ACQUISITION


         4.1 Designation of Prospects. As soon as practicable after the data has been processed and interpreted, Operator shall establish Prospects within the AMI. Operator shall designate such Prospects on a map which reflects the outline of the lands to be included within each such Prospect. Promptly after designating such Prospects, Operator shall furnish the other Parties with such maps which reflect the designated Prospects, together with a description of the seismic data, prospective feature and any interpretative data or other maps upon which such Prospect is based. The other Parties shall have fifteen (15) days after receipt of such notice in which to elect in writing whether or not they will participate in the designated Prospects. If a Party fails to furnish Operator with its written election to participate within such fifteen (15) day period, it shall be conclusively presumed to have elected not to participate in the Prospect or Prospects so designated. Any Party not participating in a Prospect shall promptly assign all of its interest in the lands lying within such Prospect to the Parties participating in such Prospect. A Party's election hereunder may be on a Prospect by Prospect basis, and a Party's failure to participate in any or all Prospects contained in any particular notice shall not constitute a waiver or release of the right to participate in a Prospect or Prospects described in any subsequent notice delivered hereunder.

         4.2 Acquisition of Leases Within Prospects. The Parties participating in a Prospect will acquire and pay their Proportionate Share for leases covering each Prospect upon the terms provided in the applicable lease options or upon such other terms as the Parties may mutually agree upon if some lands within the Prospect are unleased and not covered by a lease option. As soon as possible after designating Prospects, Operator shall provide written notice to the Parties participating in such Prospects of the leases to be acquired therein, which notice shall set forth (i) a description of the lands and interests to be acquired, (ii) the total cost of such interests, including all land and legal costs associated with the acquisition thereof, (iii) the Proportionate Share of the notified Party and its cost therein, and (iv) any other pertinent terms of such acquisition, including, but not limited to, copies of the instruments and other contracts affecting same. Payment for such leases shall be due within fifteen (15) days after receipt of the above notice.

         4.3 Minimum Acreage Obligation. In the event the lease options covering a Prospect require minimum acreage selection in excess of the acreage included within the boundaries of the Prospect, then each Party participating in such Prospect must acquire and pay its Proportionate Share of the cost of the acreage necessary to fulfill such minimum acreage selection requirements.


                 ARTICLE 5. SALE, FARMOUT OR OTHER DISPOSITION
                        OF AMI INTERESTS TO A THIRD PARTY


         Any Party may sell, assign, farmout or otherwise dispose of all or any portion of its interest acquired pursuant to or in connection with this Agreement without consent of any other Party.


                        ARTICLE 6. SUBSEQUENT OPERATIONS


         6.1 Operator. Operator shall have the right, subject to the terms and provisions of the attached Operating Agreement, to be the Operator for all operations conducted within the AMI, and the Parties hereby agree to execute separate Operating Agreements designating Operator, as Operator, as required.

         6.2 Operating Agreement. Except as provided herein, all operations conducted within the AMI shall be conducted in accordance with the terms of an Operating Agreement substantially in the form attached hereto as Exhibit "B". A separate Operating Agreement shall be executed for each Prospect, with the first well drilled in such Prospect to be designated as the "Initial Well". The share of costs which each Party must bear and the interest of each Party in the production from each well drilled under the Prospect Operating Agreement will be determined on a well-by-well basis in accordance with the terms hereof as modified by the terms of the Operating Agreement. In the event of conflict between the terms and provisions hereof and those contained in the Operating Agreement, the terms and provisions hereof shall prevail.

         6.3 Limitation on Number of Wells Drilling. Not more than three (3) wells shall be drilling on the Contract Lands at any time unless it is necessary to commence a well in order to perpetuate a lease or otherwise satisfy the terms of a continuous drilling obligation.

         6.4 Non-Consent Election on Initial Well. If a Party elects not to participate in the drilling of the Initial Well in a Prospect established under
Article 4.1 hereof, such Party shall relinquish all of its rights and interests in that Prospect to the Parties participating in the drilling of such well. A Party so relinquishing its interest shall promptly execute a recordable assignment of its relinquished interest to the Parties entitled thereto. The interest so assigned shall be free of any Subsequently Created Burdens.


                            ARTICLE 7. MISCELLANEOUS


         7.1 Indemnification with Regard to Existing Matters. TAC agrees to fully indemnify, defend and hold harmless all other Parties to this Agreement against all Losses arising out of, in connection with, or relating to TAC's sole ownership or operation of the Existing AMI prior to the date of this Agreement, including, but not limited to, breach of contract or monetary damage, regardless of fault or strict liability imposed by statute, rule or regulation, so long and only in the event that all actions, activities and/or conduct giving rise to the claim for such Losses relate to activities of TAC which occurred in the period prior to the date of this Agreement.

         7.2 Legal Relationship. This agreement is not intended to create, and shall not be construed to create, a partnership or other relationship whereby one party is liable for the actions or debts of another party; it being understood and agreed that the rights and liabilities of all parties are several and not joint or collective.

         7.3 Entire Agreement. This agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, superseding any and all prior agreements, understandings, discussions, negotiations and commitments of any kind.

         7.4 Amendment. The provisions of this agreement may be amended, supplemented, or waived only if in writing signed by all parties hereto.

         7.5 Construction. The parties to this agreement all acknowledge and agree that this agreement was drafted jointly by them, and that in the event of any ambiguity, this agreement shall not be construed against any of them on the basis of the fact or presumption that one party had a greater or lesser hand in the drafting of the agreement than another party, but rather the terms shall be given a reasonable interpretation.

         7.6 Governing Law. Except to the extent preempted by federal law, this agreement is to be construed and interpreted in accordance with, and governed by, the laws of the State of Texas.

         7.7 Binding Agreement. This agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and assigns.

         7.8 Section and Subsection Headings. The article, section and subsection headings contained in this agreement are for the purpose of convenience only and are not intended to define or limit the contents hereof or otherwise be considered in construing and enforcing this agreement.

         7.9 Waivers. Any failure by any party hereto to comply with any of its obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party to whom such compliance is owed. No waiver of, or consent to a change in, any provision of this agreement shall be deemed to be, or shall constitute, a waiver of or consent to a change in the provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly provided.

         7.10 Further Assurances. The parties hereto agree to deliver or cause to be delivered to each other at all such times as shall be reasonably required, all such additional instruments, agreements, and other documents, and to perform all such actions, as any of them may reasonably request for the purpose of performing any provision of this agreement or evidencing the transactions contemplated by this agreement.

         7.11 Severability. If any term or provision of this agreement or any application of this agreement is held invalid or unenforceable, the remainder of this agreement and any other application of the terms and provisions of this agreement shall not be affected by that holding, but shall be valid and enforceable.

         7.12 Exhibits. All exhibits attached hereto or referred to in this agreement are incorporated herein and made a part of this agreement.

         7.13 Term. The term of this agreement shall be three (3) years from the date hereof or until the last expiration of the last Jointly Owned AMI Interest acquired hereunder, whichever is earlier, with the exception of the confidentiality requirements of Article 3.5 which shall survive and extend past that period.

         7.14 Notices. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand, (b) when sent by facsimile (with receipt confirmed), provided that a copy is promptly mailed thereafter by first class postage prepaid registered or certified mail, return receipt requested, (c) when received by the addressee, if sent by Express Mail, Federal Express, other express delivery service (receipt requested) or by such other means as the Parties named below may agree from time to time or (d) five (5) days after being mailed in the USA, by first class postage prepaid registered or certified mail, return receipt requested; in each case to the appropriate address and telecopier number set forth below (or to such other address or telecopier number as a Party may designate as to itself by notice to the other Parties).

         TAC Resources, Inc.
         P. O. Box 206
         Victoria, TX 77902
         Attn: Bill Bishop
         Telephone Number: (512)573-4969
         Telecopier Number: (512)573-9840

         Parallel Petroleum Corporation
         110 N. Marienfield, Suite 465
         Midland  , TX 79701
         Attn: Larry Oldham
         Telephone Number: (915)684-3727
         Telecopier Number: (915)684-3905

         Unit Petroleum Company
         24 Greenway Plaza, Suite 501
         Houston, TX 77046
         Attn: Jim Kahlden
         Telephone Number: (713)960-8870
         Telecopier Number: (713)960-8801

         Beta Oil & Gas, Inc.
         901 Dove Street, Suite 230
         Newport Beach, CA 92660
         Attn: Steve Antry
         Telephone Number: (714)752-5212
         Telecopier Number: (714)752-5757

         Pease Oil and Gas Company
         751 Horizon Court, Suite 203
         P. O. Box 60219
         Grand Junction, CO 81506-8758
         Attn: Willard Pease, Jr.
         Telephone Number: (970)245-5917
         Telecopier Number: (970)243-8840

Each Party shall have the right upon giving thirty (30) days prior written notice to the other Parties, in the manner herein provided, to change its address and telecopier number for the purpose of notice.

         7.15 Transfers Subject to this Agreement. Any sale, agreement, transfer or other disposition of an interest in the Contract Lands, however accomplished, either voluntarily or involuntarily, by operations of law or otherwise, shall be subject to the terms of this Agreement. Any instruments which convey any interest in the Contract Lands shall be made expressly subject to the Agreement.

         7.16   Counterparts.   This  agreement  may  be  executed  in  multiple
counterparts, all of which when taken together shall constitute one and the same agreement.

         7.17 Public Announcements. Each Party hereto agrees that prior to making any public announcement or statement with respect to the transaction contemplated in this Agreement, the Party desiring to make such public announcement or statement shall consult with the other Parties hereto and exercise their best efforts to (i) agree upon the text of a joint public announcement or statement to be made by the Parties, (ii) obtain approval of the other Parties hereto to the extent of a public announcement or statement to be made solely by one of the Parties, as the case may be. Approval shall be requested pursuant to Article 7.14 hereof, and any such announcement or statement shall be deemed approved if no reply to the contrary is received within twenty-four (24) hours (Saturdays, Sundays and federal legal holidays excluded) after receipt of such request by the other Parties. Nothing contained in this paragraph shall be construed to require any Party to obtain approval of the other Parties hereto to disclose information with respect to the transaction contemplated by this Agreement to any governmental body to the extent required by applicable law or by any applicable rules.

         7.18 Expenses. Except as specified herein and as the Parties may otherwise agree, each Party shall be solely responsible for all expenses incurred by it in connection with any and all transactions that are contemplated by this Agreement.

         7.19 Force Majeure. Should any Party be prevented, wholly or in part, from complying with any express or implied obligation of this Agreement (other than the obligation to make money payments), from conducting any operations provided for under this Agreement, including by way of illustration but not limitation, the conducting of the 3-D Seismic Operations by reason of scarcity of or inability to obtain or to use labor, water, equipment or materials in the open market or transportation thereof from any cause (other than financial) beyond the control of such Party, or operation of "Force Majeure, any State or Federal law or any order, ruling or regulation of governmental authority, then while so prevented, such Party's obligation to comply with such provision or obligation shall be suspended, and such Party shall not be liable in damages or otherwise to the other Parties for failure to comply therewith, provided that the Party claiming suspension shall give written notice and full particulars of the reason of such inability to perform its obligations to the other Parties within thirty (30) days after the occurrence of the cause relied on by the Party claiming suspension.

         7.20 Arbitration. The Parties agree that any and all disputes arising under or relating to this Agreement shall be referred to arbitration pursuant to the commercial rules of arbitration of the American Arbitration Association. Venue for such arbitration shall be Houston, Texas USA.


IN WITNESS WHEREOF, this agreement is executed on the date first above written.


                                                  TAC Resources, Inc.



                                            By:_________________________________
                                                  Bill Bishop, President





                                                  Parallel Petroleum Corporation


                                             By:________________________________
                                                  Larry C. Oldham, President



                                                  Unit Petroleum Company



                                             By:________________________________
                                                  Phillip M. Keeley, Sr.,
                                                  Sr. Vice-President



                                                  Beta Oil & Gas, Inc.



                                            By:_/s/_____________________________
                                                  Steve Antry, President



                                                  Pease Oil and Gas Company



                                            By:_________________________________
                                                  Willard Pease, Jr., President

                                    EXHIBIT A
                                       to
                 TEXANA PROSPECT AGREEMENT, DATED JULY 15, 1997
                        (CONFIDENTIAL TREATMENT REQUESTED

                                EXHIBIT B



(ATTACHED TO AND MADE A PART OF THAT CERTAIN EXPLORATION AGREEMENT COVERING

 THE FORMOSA GRANDE PROJECT DATED AUGUST 1, 1997, BY AND BETWEEN PARALLEL

                       PETROLEUM CORPORATION ET AL)



                                 [STAMP]





                           OPERATING AGREEMENT



                                  DATED



                                      , 19

                             ---------    --



              OPERATOR   ALLEGRO INVESTMENTS, INC.

                       -------------------------------------------------------



              CONTRACT AREA

                           ---------------------------------------------------





              ----------------------------------------------------------------





              ----------------------------------------------------------------



              COUNTY OR PARISH OF                        STATE OF

                                  ----------------------          ------------



                        COPYRIGHT 1982 - ALL RIGHTS RESERVED

                        AMERICAN ASSOCIATION OF PETROLEUM

                        LANDMEN, 2408 CONTINENTAL LIFE BUILDING,

                        FORT WORTH, TEXAS, 76102, APPROVED FORM.

                        A.A.P.L. NO.  610  -  1982 REVISED

                               TABLE OF CONTENTS









Article                                  Title                                       Page

-------                                  -----                                       ----


   I. DEFINITIONS.....................................................................1



  II. EXHIBITS........................................................................1



 III. INTERESTS OF PARTIES............................................................2



      A. OIL AND GAS INTERESTS........................................................2

      B. INTERESTS OF PARTIES IN COSTS AND PRODUCTION.................................2

      C. EXCESS ROYALTIES, OVERRIDING ROYALTIES AND OTHER PAYMENTS....................2

      D. SUBSEQUENTLY CREATED INTERESTS...............................................2



  IV. TITLES..........................................................................2



      A. TITLE EXAMINATION............................................................2-3

      B. LOSS OF TITLE................................................................3

         1. Failure of Title..........................................................3

         2. Loss by Non-Payment or Erroneous Payment of Amount Due....................3

         3. Other Losses..............................................................3



   V. OPERATOR........................................................................4



      A. DESIGNATION AND RESPONSIBILITIES OF OPERATOR.................................4

      B. RESIGNATION OR REMOVAL OF OPERATOR AND SELECTION OF SUCCESSOR................4

         1. Resignation or Removal of Operator........................................4

         2. Selection of Successor Operator...........................................4

      C. EMPLOYEES....................................................................4

      D. DRILLING CONTRACTS...........................................................4



  VI. DRILLING AND DEVELOPMENT........................................................4



      A. INITIAL WELL.................................................................4-5

      B. SUBSEQUENT OPERATIONS........................................................5

         1. Proposed Operations.......................................................5

         2. Operations by Less than All Partners......................................5-6-7

         3. Stand-By Time.............................................................7

         4. Sidetracking..............................................................7

      C. TAKING PRODUCTION IN KIND....................................................7

      D. ACCESS TO CONTRACT AREA AND INFORMATION......................................8

      E. ABANDONMENT OF WELLS.........................................................8

         1. Abandonment of Dry Holes..................................................8

         2. Abandonment of Wells that have Produced...................................8-9

         3. Abandonment of Non-Consent Operations.....................................9



 VII. EXPENDITURES AND LIABILITY OF PARTIES...........................................9



      A. LIABILITY OF PARTIES.........................................................9

      B. LIENS AND PAYMENT DEFAULTS...................................................9

      C. PAYMENTS AND ACCOUNTING......................................................9

      D. LIMITATION OF EXPENDITURES...................................................9-10

         1. Drill or Deepen...........................................................9-10

         2. Rework or Plug Back.......................................................10

         3. Other Operations..........................................................10

      E. RENTALS, SHUT-IN WELL PAYMENTS AND MINIMUM ROYALTIES.........................10

      F. TAXES........................................................................10

      G. INSURANCE....................................................................11



VIII. ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST................................11



      A. SURRENDER OF LEASES..........................................................11

      B. RENEWAL OR EXTENSION OF LEASES...............................................11

      C. ACREAGE OR CASH CONTRIBUTIONS................................................11-12

      D. MAINTENANCE OF UNIFORM INTEREST..............................................12

      E. WAIVER OF RIGHTS TO PARTITION................................................12



  IX. INTERNAL REVENUE CODE ELECTION..................................................12



   X. CLAIMS AND LAWSUITS.............................................................13



  XI. FORCE MAJEURE...................................................................13



 XII. NOTICES.........................................................................13



XIII. TERM OF AGREEMENT...............................................................13



 XIV. COMPLIANCE WITH LAWS AND REGULATIONS............................................14



      A. LAWS, REGULATIONS AND ORDERS.................................................14

      B. GOVERNING LAW................................................................14

      C. REGULATORY AGENCIES..........................................................14



  XV. OTHER PROVISIONS................................................................14



 XVI. MISCELLANEOUS...................................................................15






                                  II

                                OPERATING AGREEMENT



     THIS AGREEMENT, entered into by and between ALLEGRO INVESTMENTS, INC.

P.O. BOX 2337, VICTORIA, TEXAS 77902, hereinafter designated and referred to as

"Operator", and the signatory party or parties other than Operator, sometimes hereinafter referred to individually herein as "Non-Operator", and collectively as "Non-Operators"



                                  WITNESSETH:



     WHEREAS, the parties to this agreement are owners of oil and gas leases and/or oil and gas interests in the land identified in Exhibit "A", and the parties hereto have reached an agreement to explore and develop these leases and/or oil and gas interests for the production of oil and gas to the extent and as hereinafter provided.



     NOW, THEREFORE, it is agreed as follows:



                                   ARTICLE I.

                                  DEFINITIONS



     As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

     A.  The term "oil and gas" shall mean oil, gas, casinghead gas, gas condensate, and all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

     B.  The terms "oil and gas lease", "lease" and "leasehold" shall mean the oil and gas leases covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.

     C.  The term "oil and gas interests" shall mean unleased fee and mineral interests in tracts of land lying within the Contract Area which are owned by parties to this agreement.

     D.  The term "Contract Area" shall mean all of the lands, oil and gas leasehold interests and oil and gas interests intended to be developed and operated for oil and gas purposes under this agreement. Such lands, oil and gas leasehold interests and oil and gas interests are described in Exhibit

"A".

     E.  The term "drilling unit" shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority.

If a drilling unit is not fixed by any such rule or order, a drilling unit shall be the drilling unit as established by the pattern of drilling in the

Contract Area or as fixed by express agreement of the Drilling Parties.

     F.  The term "drillsite" shall mean the oil and gas lease or interest on which a proposed well is to be located.

     G.  The terms "Drilling Party" and "Consenting Party" shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.

     H.  The terms "Non-Drilling Party" and "Non-Consenting Party" shall mean a party who elects not to participate in a proposed operation.



     Unless the context otherwise clearly indicates, words used in the singular include the plural, the plural includes the singular, and the neuter gender includes the masculine and the feminine.



                               ARTICLE II.

                                EXHIBITS



     The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

/X/  A.  Exhibit "A", shall include the following information:

         (1) Identification of lands subject to this agreement,

         (2) Restrictions, if any, as to depths, formations, or substances,

         (3) Percentages or fractional interests of parties to this agreement,

         (4) Oil and gas leases and/or oil and gas interests subject to this agreement,

         (5) Addresses of parties for notice purposes.

/ /  B.  Exhibit "B", Form of Lease.

/X/  C.  Exhibit "C", Accounting Procedure.

/X/  D.  Exhibit "D", Insurance.



     If any provision of any exhibit, except Exhibits "E" and "G", is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.

                               ARTICLE III.

                          INTERESTS OF PARTIES



A.  OIL AND GAS INTERESTS:



     If any party owns an oil and gas interest in the Contract Area, that interest shall be treated for all purposes of this agreement and during the term hereof as if it were covered by the form of oil and gas lease attached hereto as Exhibit "B", and the owner thereof shall be deemed to own both the royalty interest reserved in such lease and the interest of the lessee thereunder.



B.  INTERESTS OF PARTIES IN COSTS AND PRODUCTION:



     Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit "A". In the same manner, the parties shall also own all production of oil and gas from the

Contract Area subject to the payment of royalties to the extent of the

Leasehold Burdens provided for in the Exploration Agreement to which this

Agreement is subject, which shall be borne as hereinafter set forth.



     Regardless of which party has contributed the lease(s) and/or oil and gas interest(s) hereto on which royalty is due and payable, each party entitled to receive a share of production of oil and gas from the Contract

Area shall bear and shall pay or deliver, or cause to be paid or delivered,

to the extent of its interest in such production, the royalty amount stipulated hereinabove and shall hold the other parties free from any liability therefor. No party shall ever be responsible, however, on a price basis higher than the price received by such party, to any other party's lessor or royalty owner, and if any such other party's lessor or royalty owner should demand and receive settlement on a higher price basis, the party contributing the affected lease shall bear the additional royalty burden attributable to such higher price.



     Nothing contained in this Article III.B. shall be deemed an assignment or crossassignment of interests covered hereby.



C.  EXCESS ROYALTIES, OVERRIDING ROYALTIES AND OTHER PAYMENTS:



     Unless changed by other provisions, if the interest of any party in any lease covered hereby is subject to any royalty, overriding royalty,

production payment or other burden on production in excess of the amount stipulated in Article III.B., such party so burdened shall assume and alone bear all such excess obligations and shall indemnify and hold the other parties hereto harmless from any and all claims and demands for payment asserted by owners of such excess burden.



D.  SUBSEQUENTLY CREATED INTERESTS:



     If any party should hereafter create an overriding royalty, production payment or other burden payable out of production attributable to its working interest hereunder, or if such a burden existed prior to this agreement and is not set forth in Exhibit "A", or was not disclosed in writing to all other parties prior to the execution of this agreement by all parties, or is not a jointly acknowledged and accepted obligation of all parties (any such interest being hereinafter referred to as "subsequently created interest"

irrespective of the timing of its creation and the party out of whose working interest the subsequently created interest is derived being hereinafter referred to as "burdened party"), and:



     1. If the burdened party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear of said subsequently created interest and the burdened party shall indemnify and save said other party, or parties, harmless from any and all claims and demands for payment asserted by owners of the subsequently created interest, and,



     2. If the burdened party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VII.B. shall be enforceable against the subsequently created interest in the same manner as they are enforceable against the working interest of the burdened party.



                                   ARTICLE IV.

                                     TITLES



A.   TITLE EXAMINATION:



     Title examination shall be made on the drillsite of any proposed well prior to commencement of drilling operations or, if the Drilling Parties so request, title examination shall be made on the leases and/or oil and gas interests included, or planned to be included, in the drilling unit around such well. The opinion will include the ownership of the working interest,

minerals, royalty, overriding royalty and production payments under the applicable leases. At the time a well is proposed, each party contributing leases and/or oil and gas interests to the drillsite, or to be included in such drilling unit, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge.  All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator.  Operator shall cause title to be examined by attorneys on its staff or by outside attorneys.

Copies of all title opinions shall be furnished to each party hereto. The cost incurred by Operator in this title program shall be borne as follows:

                                 ARTICLE IV.

                                 CONTINUED



/X/  OPTION NO. 2: Costs incurred by Operator in procuring abstracts currative materials and fees paid outside attorneys for title examination

(including preliminary, supplemental, shut-in gas royalty opinions and division order title opinions) shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit "A".

Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.



     Operator shall be responsible for securing curative matter and pooling amendments or agreements required in connection with leases or oil and gas interests contributed by such party. Operator shall be responsible for the preparation and recording of pooling designations or declarations as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders. This shall not prevent any party from appearing on its own behalf at any such hearing.



     No well shall be drilled on the Contract Area until after (1) the title to the drillsite or drilling unit has been examined as above provided, and

(2) the title has been approved by the examining attorney or title has been accepted by all of the parties who are to participate in the drilling of the well.



B.   LOSS OF TITLE:



     3.   OTHER LOSSES:  All losses incurred, shall be joint losses and shall be borne by all parties in proportion to their interests. There shall be no readjustment of interests in the remaining portion of the Contract Area.

                                 ARTICLE V.

                                  OPERATOR



A.   DESIGNATION AND RESPONSIBILITIES OF OPERATOR:



     ALLEGRO INVESTMENTS, INC. shall be the Operator of the Contract Area,

and shall conduct and direct and have full control of all operations on the

Contract Area as permitted and required by, and within the limits of this agreement. It shall conduct all such operations in a good and workmanlike manner, but it shall have no liability as Operator to the other parties for losses sustained or liabilities incurred, except such as may result from gross negligence or willful misconduct.



B.   RESIGNATION OR REMOVAL OF OPERATOR AND SELECTION OF SUCCESSOR:



     1.   RESIGNATION OR REMOVAL OF OPERATOR: Operator may resign at any time by giving written notice thereof to Non-Operators. If Operator terminates its legal existence, no longer owns an interest hereunder in the Contract Area,

or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed if it fails or refuses to carry out its duties hereunder, or becomes insolvent, bankrupt or is placed in receivership by the affirmative vote of two (2) or more Non-Operators owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of Operator. Such resignation or removal shall not become effective until 7:00 o'clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove

Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator.

A change of a corporate name or structure of Operator or transfer of

Operator's interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator.



     2.   SELECTION OF SUCCESSOR OPERATOR: Upon the resignation or removal of

Operator, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected. The successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on

Exhibit "A"; provided, however, if an Operator which has been removed fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of the Operator that was removed.



C.   EMPLOYEES:



     The number of employees used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees shall be the employees of Operator.



D.   DRILLING CONTRACTS:



     All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires,

Operator may employ its own tools and equipment in the drilling of wells, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by

Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature.





                                 ARTICLE VI.

                           DRILLING AND DEVELOPMENT



A.   Operator shall make reasonable tests of all formations encountered during drilling which give indication of containing oil and gas in quantities sufficient to test, unless this agreement shall be limited in its application to a specific formation or formations in which event Operator shall be required to test only the formation or formations to which this agreement may apply.



                                                                  [STAMP]

                                  ARTICLE VI

                                   CONTINUED



     If, in Operator's judgment, the well will not produce oil or gas in paying quantities, and it wishes to plug and abandon the well as a dry hole,

the provisions of Article VI.E.1. shall thereafter apply.







B. SUBSEQUENT OPERATIONS:



     1. PROPOSED OPERATIONS: Should any party hereto desire to drill any well on the Contract Area other than the well provided for in Article VI.A., or to rework, deepen or plug back a dry hole drilled at the joint expense of all parties or a well jointly owned by all the parties and not then producing in paying quantities, the party desiring to drill, rework, deepen or plug back such a well shall give the other parties written notice of the proposed operation, specifying the work to be performed, the location, proposed depth,

objective formation and the estimated cost of the operation. The parties receiving such a notice shall have thirty (30) days after receipt of the notice within which to notify the party wishing to do the work whether they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to rework, plug back or drill deeper may be given by telephone and the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday and legal holidays.

Failure of a party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation. Any notice given by telephone shall be promptly confirmed in writing.



     If all parties elect to participate in such a proposed operation as provided above Operator shall, within ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as possible after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and complete it with due diligence at the risk and expense of all parties hereto;

provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30)

additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. Notwithstanding the force majeure provisions of Article XI, if the actual operation has not been commenced within the time provided

(including any extension thereof as specifically permitted herein) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance with the provisions hereof as if no prior proposal had been made.



     2. OPERATIONS BY LESS THAN ALL PARTIES: If any party receiving such notice as provided in Article VI.B.1. or VII.D.1. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, within ninety (90) days after the expiration of the notice period of thirty (30)

days (or as promptly as possible after the expiration of the forty-eight (48)

hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties; provided,

however, if no drilling rig or other equipment is on location, and if

Operator is a Non-Consenting Party, the Consenting Parties shall either (a)

request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, or (b) designate one (1) of the

Consenting Parties as Operator to perform such work. Consenting Parties,

when conducting operations on the Contract Area pursuant to this Article

VI.B.2. shall comply with all terms and conditions of this agreement.



     If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period,

shall advise the Consenting Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting

Parties should proceed with the operation as proposed. Each Consenting Party,

within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of such notice, shall advise the proposing party of its desire to (a) limit participation to such party's interest as shown on

Exhibit "A" or (b) carry its proportionate part of Non-Consenting Parties'

interests, and failure to advise the proposing party shall be deemed an election under (a). In the event a drilling rig is on location, the time permitted for such a response shall not exceed a total of forty-eight (48)

hours (INCLUSIVE of Saturday, Sunday and legal holidays). The proposing party, at its election, may withdraw such proposal if there is insufficient participation and shall promptly notify all parties of such decision.

Notwithstanding the foregoing, an election by a Consenting Party under this paragraph to acquire its proportionate share of such Non-Consenting Parties'

Interest requires the simultaneous tender to the Operator of its proportionate share of the estimated cost attributable to such

Non-Consenting Parties' Interest.



     The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the

Consenting Parties. If such an operation results in a dry hole, the

Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense. If any well drilled, reworked,

deepened or plugged back under the provisions of the Article results in a producer of oil and/or gas in paying quantities, the Consenting Parties shall complete and equip the well to produce at their sole cost and risk,

                                  ARTICLE VI

                                   CONTINUED



and the well shall then be turned over to Operator and shall be operated by it at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, reworking, deepening or plugging back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party's interest in the well and its share of production therefrom until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold, (after deducting production taxes, excise taxes, royalty, overriding royalty and other interests not excepted by Article III.D. payable out of or measured by the production from such well accruing with respect to such interest until it reverts) shall equal the total of the following:



     (a) 100% of each such Non-Consenting Party's share of the cost of any newly acquired surface equipment beyond the wellhead connections (including,

but not limited to, stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party's share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Party's relinquished interest shall revert to it under other provisions of this Article, it being agreed that each

Non-Consenting Party's share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations and



     (b) 300% of that portion of the costs and expenses of reworking,

deepening, plugging back, and testing after deducting any cash contributions received under Article VIII.C., and 300% of that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections),

which would have been chargeable to such Non-Consenting Party if it had participated therein.



     An election not to participate in the drilling or the deepening of a well shall be deemed an election not to participate in any reworking or plugging back operation proposed in such a well, or portion thereof, to which the initial Non-Consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's

recoupment account. Any such reworking or plugging back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the

Consenting Parties one hundred percent (100%) of that portion of the costs of the reworking or plugging back operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a reworking or plugging back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be applicable as between said

Consenting Parties in said well.



     During the period of time Consenting Parties are entitled to receive

Non-Consenting Party's share of production, or the proceeds therefrom,

Consenting Parties shall be responsible for the payment of all production,

severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party's share of production not excepted by Article III.D.



     In the case of any reworking, plugging back or deeper drilling operation, the Consenting Parties shall be permitted to use, free of cost,

all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such reworking, plugging back or deeper drilling, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.



     Within sixty (60) days after the completion of any reworking, deepening or plugging back operation under this Article, the party conducting such operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of deepening, plugging back, testing,

completing and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation may submit a detailed statement of monthly billings. Each month thereafter,

during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of oil and gas produced from it and the amount of proceeds realized from the sale of the well's working interest production during the preceding month. In determining the quantity of oil and gas produced during any month, Consenting Parties shall use industry accepted methods such as, but not limited to, metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such

Non-Consenting Party.

                                  ARTICLE VI

                                  continued



     If and when the Consenting Parties recover from a Non-Consenting Party's relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it, and,

from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto,

and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, reworking, deepening or plugging back of said well. Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and the

Accounting Procedure attached hereto.



     Notwithstanding the provisions of this Article VI.B.2., it is agreed that without the mutual consent of all parties, no wells shall be completed in or produced from a source of supply from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then existing well spacing pattern for such source of supply.



     Notwithstanding anything contained herein to the contrary, the foregoing provisions of this Article VI do not apply to the drilling or completion of a well drilled hereunder.



     The Non-Consenting Parties to the drilling of any well hereunder shall relinquish all of their interest in the Contract Land (as defined in Article

I.D. hereof) except the land comprising the spacing or proration unit for any well which such Non-Consenting Party has participated in the drilling and completed as provided herein. To evidence such forfeiture, such

Non-Consenting Party shall execute and deliver to the Consenting Parties a recordable assignment of the interest forfeited in accordance with instructions furnished to the Non-Consenting Party by the Operator pertaining to the interests of the Consenting Parties in the forfeited interests.



     3. STAND-BY TIME:  When a well which has been drilled or deepened has reached its authorized depth and all tests have been completed, and the results thereof furnished to the parties, stand-by costs incurred pending response to a party's notice proposing a reworking, deepening, plugging back or completing operation in such a well shall be charged and borne as part of the drilling or deepening operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted,

whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2. shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party's interest as shown on Exhibit "A" bears to the total interest as shown on

Exhibit "A" of all Consenting Parties.



     4. SIDETRACKING: Except as hereinafter provided, those provisions of this agreement applicable to a "deepening" operation shall also be applicable to any proposal to directionally control and intentionally deviate a well from vertical so as to change the bottom hole location (herein called

"sidetracking"), unless done to straighten the hole or to drill around junk in the hole or because of other mechanical difficulties. Any party having the right to participate in a proposed sidetracking operation that does not own an interest in the affected well bore at the time of the notice shall, upon electing to participate, tender to the well bore owners its proportionate share (equal to its interest in the sidetracking operation) of the value of that portion of the existing well bore to be utilized as follows:



     (a) If the proposal is for sidetracking an existing dry hole,

reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the sidetracking operation is initiated.



     (b) If the proposal is for sidetracking a well which has previously produced, reimbursement shall be on the basis of the well's salvable materials and equipment down to the depth at which the sidetracking operation is initiated, determined in accordance with the provisions of Exhibit "C",

less the estimated cost of salvaging and the estimated costs of plugging and abandoning.



     In the event that notice for a sidetracking operation is given while the drilling rig to be utilized is on location, the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday and legal holidays; provided, however, any party may request and receive up to eight

(8) additional days after expiration of the forty-eight (48) hours within which to respond by paying for all stand-by time incurred during such extended response period. If more than one party elects to take such additional time to respond to the notice, stand-by costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party's interest as shown on Exhibit "A"

bears to the total interest as shown on Exhibit "A" of all the electing parties. In all other instances the response period to a proposal for sidetracking shall be limited to thirty (30) days.



C.   TAKING PRODUCTION IN KIND:



     Each party shall take in kind or separately dispose of its proportionate share of all oil and gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating oil and gas for marketing purposes and production unavoidably lost.  Any extra expenditure incurred in the risking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party risking its share of production in kind shall be

                                   ARTICLE VI

                                   continued



required to pay for only its proportionate share of such part of Operator's surface facilities which it uses.



     Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area,

and, except as provided in Article VII.D., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.



     In the event any party shall fail to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the oil produced from the Contract Area. Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such oil or sell it to others at any time and from time to time, for the account of the non-taking party at the best price reasonably obtainable under the circumstances in the area for such production. Any such purchase or sale by Operator shall be subject always to the right of the owner of the production to exercise at any time its right to take in kind, or separately dispose of, its share of all oil not previously delivered to a purchaser. Any purchase or sale by Operator of any other party's share of oil shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.



     In the event one or more parties' separate disposition of its share of the gas causes splitstream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party's respective proportionate share of total gas sales to be allocated to it, the balancing or accounting between the respective accounts of the parties shall be in accordance with any gas balancing agreement between the parties hereto, whether such an agreement is attached as Exhibit

"E", or is a separate agreement.



D.   ACCESS TO CONTRACT AREA AND INFORMATION:



     Each party shall have access to the Contract Area at all reasonable times, at its sole cost and risk to inspect or observe operations, and shall have access at reasonable times to information pertaining to the development or operation thereof, including Operator's books and records relating thereto. Operator, upon request, shall furnish each of the other parties with copies of all forms or reports filed with governmental agencies, daily drilling reports, well logs, tank tables, daily gauge and run tickets and reports of stock on hand at the first of each month, and shall make available samples of any cores or cuttings taken from any well drilled on the Contract

Area. The cost of gathering and furnishing information to Non-Operator, other than that specified above, shall be charged to the Non-Operator that requests the information.



E.   ABANDONMENT OF WELLS:



     1. ABANDONMENT OF DRY HOLES. Any well which has been drilled or deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of such parties participating in the drilling of such well. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or deepening such well. Any party who objects to plugging and abandoning such well shall have the right to take over the well and conduct further operations in search of oil and/or gas subject to the provisions of Article VIII.



     2. ABANDONMENT OF WELLS THAT HAVE PRODUCED. Except for any well in which, Non-Consent operation has been conducted hereunder for which the

Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of such parties. If such parties owning a current interest in such consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of such the parties hereto. If, within thirty (30)

days after receipt of notice of the purposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the interval(s) of the formation(s) then open to production shall tender to each of the other parties owning an interest in such well its proportionate share of the value of the well's salvable material and equipment, determined in accordance with the provisions of

Exhibit "C", less the estimated cost of salvaging and the estimated cost of plugging and abandoning. Each abandoning party shall assign the non-abandoning parties, without warranty, express or implied, as to title or as to quantity,

or fitness for use of the equipment and material, all of its interest in the well and related equipment, together with its interest in the leasehold estate as to, but only as to, the interval or intervals of the formation or formations then open to production. If the interest of the abandoning party is or includes an oil and gas interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the interval or intervals of the formation or formations then open to production,

for a term of one (1) year and so long thereafter as oil and/or gas is produced from the interval or intervals of the formation or formations covered thereby, such lease to be on the form attached as Exhibit

                                 ARTICLE VI

                                 CONTINUED



"B". The assignments or leases so limited shall encompass the "drilling unit"

upon which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portion of the Contract Area.



     Thereafter, abandoning parties shall have no further responsibility,

liability, or interests in the operation of or production from the well in the interval or intervals then open other than the royalties retained in any lease made under the terms of this Article. Upon request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing interval(s) assigned or leased, the assignor or lessor shall then have the opinion to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.



     3.  ABANDONMENT OF NON-CONSENT OPERATIONS: The provisions of Article

VI.E.1. or VI.E.2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said

Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.





                                  ARTICLE VII.

                      EXPENDITURES AND LIABILITY OF PARTIES





A. LIABILITY OF PARTIES:



     The liability of the parties shall be several, not joint or collective.

Each party shall be responsible only for its obligations and shall be liable only for its proportionate share of the costs of developing and operating the

Contract Area. Accordingly, the liens granted among the parties in Article

VII.B. are given to secure only the debts of each severally. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership or association, or to render the parties liable as partners.



B  LIENS AND PAYMENT DEFAULTS:



     Each Non-Operator grants to Operator a lien upon its oil and gas rights in the Contract Area, and a security interest in its share of oil and/or gas when extracted and its interest in all equipment, to secure payment of its share of expense, together with interest thereon at the rate provided in

Exhibit "C". To the extent that Operator has a security interest under the

Uniform Commercial Code of the state, Operator shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by Operator for the secured Indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition,

upon default by any Non-Operator in the payment of its share of expense,

Operator shall have the right, without prejudice to other rights or remedies,

to collect from the purchaser the proceeds from the sale of such

Non-Operator's share of oil and/or gas until the amount owed by such

Non-Operator, plus interest, has been paid. Each purchaser shall be entitled to rely upon Operator's written statement concerning the amount of any default. Operator grants a like lien and security interest to the

Non-Operators to secure payment of Operator's proportionate share of expense.



C.  PAYMENTS AND ACCOUNTING:



     Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit "C". Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.



     Operator, at its election, shall have the right from time to time to demand and receive from the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month.

Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit "C" until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.



D.  LIMITATION OF EXPENDITURES:



     1. DRILL OR DEEPEN: Without the consent of all parties, no well shall be drilled or deepened, except any well drilled or deepened pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the drilling or deepening shall include:

                                  ARTICLE VII

                                   CONTINUED



/X/  OPTION NO. 1: All necessary expenditures for the drilling or deepening,

testing, completing and equipping of the well, including necessary tankage and/or surface facilities.



     2. REWORK OR PLUG BACK: Without the consent of all parties, no well shall be reworked or plugged back except a well reworked or plugged back pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the reworking or plugging back of a well shall include all necessary expenditures in conducting such operations and completing and equipping of said well, including necessary tankage and/or surface facilities.



     3. OTHER OPERATIONS: Without the consent of all parties, Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of Twenty-Five Thousand and No/100--Dollars ($ 25,000.00)

except in connection with a well, the drilling, reworking, deepening completing, recompleting, or plugging back of which has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an authority for expenditure (AFE)

for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of

Twenty-Five Thousand and No/100---Dollars ($ 25,000.00) but less than the amount first set forth above in this paragraph.



E.  RENTALS, SHUT-IN WELL PAYMENTS AND MINIMUM ROYALTIES.



     Rentals, shut-in well payments and minimum royalties which may be required under the terms of any lease shall be paid by the party or parties who subjected such lease to this agreement at its or their expense. In the event two or more parties own and have contributed interests in the same lease to this agreement, such parties may designate one of such parties to make said payments for and on behalf of all such parties. Any party may request, and shall be entitled to receive, proper evidence of all such payments. In the event of failure to make proper payment of any rental,

shut-in well payment or minimum royalty through mistake or oversight where such payment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the provisions of Article IV.B.2.



     Operator shall notify Non-Operator of the anticipated completion of a shut-in gas well, or the shutting in or return to production of a producing gas well, at least five (5) days (excluding Saturday, Sunday and legal holidays), or at the earliest opportunity permitted by circumstances, prior to taking such action, but assumes no liability for failure to do so. In the event of failure by Operator to so notify Non-Operator, the loss of any lease contributed hereto by Non-Operator for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article IV.B.3.



F.  TAXES:



     Beginning with the first calendar year after the effective date hereof,

Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties or production payments) on leases and oil and gas interests contributed by such

Non-Operator. If the assessed valuation of any leasehold estate is reduced by reason of its being subject to outstanding excess royalties, over-riding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall insure to the benefit of the owner or owners of such leasehold estate, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein,

charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party's working interest.

Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit "C".



     If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings. Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined. Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them,

as provided in Exhibit "C".



     Each party shall pay or cause to be paid all production, severance,

excise, gathering and other taxes* imposed upon or with respect to the production or handling of such party's share of oil and/or gas produced under the terms of this agreement.



*  Including excise taxes

                                  ARTICLE VII.

                                   CONTINUED



G.   INSURANCE:



     At all times while operations are conducted hereunder, Operator shall comply with the workmen's compensation law of the state where the operations are being conducted; PROVIDED, HOWEVER, that Operator may be a self-insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit "C".

Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit "D", attached to and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workmen's compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.



     In the event automobile public liability insurance is specified in said

Exhibit "D", or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for

Operator's automotive equipment.



                                 ARTICLE VIII.

              ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST



A.   SURRENDER OF LEASES:



     The leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.



     However, should any party desire to surrender its interest in any lease or in any portion thereof, and the other parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. If the interest of the assigning party is or includes an oil and gas interest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such oil and gas interest for a term of one (1) year and so long thereafter as oil and/or gas is produced from the land covered thereby, such lease to be on the form attached hereto as Exhibit "B". Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article. The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter's interest in any wells and equipment attributable to the assigned or leased acreage. The value of all material shall be determined in accordance with the provisions of Exhibit "C", less the estimated cost of salvaging and the estimated cost of plugging and abandoning. If the assignment or lease is in favor of more than one party,

the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties.



     Any assignment, lease or surrender made under this provision shall not reduce or change the assignor's, lessor's or surrendering party's interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement.



B.   RENEWAL OR EXTENSION OF LEASES:



     If any party secures a renewal of any oil and gas lease subject to this agreement, all other parties shall be notified promptly, and shall have the right for a period of thirty (30) days following receipt of such notice in which to elect to participate in the ownership of the renewal lease, insofar as such lease affects lands within the Contract Area, by paying to the party who acquired it their several proper proportionate shares of the acquisition cost allocated to that part of such lease within the Contract Area, which shall be in proportion to the interests held at that time by the parties in the Contract Area.



     If some, but less than all, of the parties elect to participate in the purchase of a renewal lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal lease. Any renewal lease in which less than all parties elect to participate shall not be subject to this agreement.



     Each party who participates in the purchase of a renewal lease shall be given an assignment of its proportionate interest therein by the acquiring party.



     The provisions of this Article shall apply to renewal leases whether they are for the entire interest covered by the expiring lease or cover only a portion of its area or an interest therein. Any renewal lease taken before the expiration of its predecessor lease, or taken or contracted for within six (6) months after the expiration of the existing lease shall be subject to this provision; but any lease taken or contracted for more than six (6)

months after the expiration of an existing lease shall not be deemed a renewal lease and shall not be subject to the provisions of this agreement.



     The provisions in this Article shall also be applicable to extensions of oil and gas leases.



C.   ACREAGE OR CASH CONTRIBUTIONS:



     While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions

                                  ARTICLE VIII

                                   CONTINUED



said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of a well drilled inside the

Contract Area.



     If any party contracts for any consideration relating to disposition of such party's share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIII.C.



D.   MAINTENANCE OF UNIFORM INTEREST:



     For the purpose of maintaining uniformity of ownership in the oil and gas leasehold interests covered by this agreement, no party shall sell,

encumber, transfer or make other disposition of its interest in the leases embraced within the Contract Area and in wells, equipment and production unless such disposition covers either:



     1.   the entire interest of the party in all leases and equipment and production, or



     2.   an equal undivided interest in all leases and equipment and production in the Contract Area.



     Every such sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties.



     If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party's share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party's interest within the scope of the operations embraced in this agreement; however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the oil and gas produced from the

Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.



E.   WAIVER OF RIGHTS TO PARTITION:



     If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.



                                 ARTICLE IX.

                        INTERNAL REVENUE CODE ELECTION



     This agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the parties hereto. Notwithstanding any provision herein that the rights and liabilities hereunder are several and not joint or collective, or that this agreement and operations hereunder shall not constitute a partnership, if, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, each party hereby affected elects to be excluded from the application of all of the provisions of Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of

1954, as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United

States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Federal Regulations 1.761. Should there be any requirements that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter "K", Chapter 1, Subtitle "A", of the Internal

Revenue Code of 1954, under which an election similar to that provided by

Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

                                   ARTICLE X.

                               CLAIMS AND LAWSUITS



     Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed

Twenty-Five Thousand and No/100---Dollars ($ 25,000.00) and if the payment is in complete settlement of such claim or suit.  If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator.  All costs and expenses of handling, settling, or otherwise discharging such claim or suit shall be at the joint expense of the parties participating in the operation from which the claim or suit arises.

If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder.



                                   ARTICLE XI.

                                  FORCE MAJEURE



     If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to make money payments, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it, thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure.  The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable.



     The requirement that any force majeure shall be remodeled with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes, how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.



     The term "force majeure", as here employed, shall mean an act of God,

strike, lockout, or other industrial disturbance, act of the public enemy,

war, blockade, public riot, lightning, fire, storm, flood, explosion,

governmental action, governmental delay, restraint or inaction,

unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.



                                 ARTICLE XII.

                                   NOTICES



     All notices authorized or required between the parties and required by any of the provisions of this agreement, unless otherwise specifically provided, shall be given in writing by mail or telegram, postage or charges prepaid, or by telex or telecopier and addressed to the parties to whom the notice is given at the addresses listed in Exhibit "A".  The originating notice given under any provision hereof shall be deemed given only when received by the party to whom such notice is directed, and the time for such party to give any notice in response thereto shall run from the date the originating notice is received.  The second or any responsive notice shall be deemed given when deposited in the mail or with the telegraph company, with postage or charges prepaid, or sent by telex or telecopier.  Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties.



                                 ARTICLE XIII.

                               TERM OF AGREEMENT



     This agreement shall remain in full force and effect as to the oil and gas leases and/or oil and gas interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any lease or oil and gas interest contributed by any other party beyond the term of this agreement.



/X/  OPTION NO. 1: For one year after the termination of the last existing lease which is subject hereto.



/ /  OPTION NO. 2: In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this agreement, results in production of oil and/or gas in paying quantities, this agreement shall continue in force so long as any such well or wells produce, or are capable of production, and for an additional period of _____ days from cessation of all production; provided, however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling,

reworking, deepening, plugging back, testing or attempting to complete a well or wells hereunder, this agreement shall continue in force until such operations have been completed and if production results therefrom, this agreement shall continue in force as provided herein.  In the event the well described in Article VI.A., or any subsequent well drilled hereunder, results in a dry hole, and no other well is producing, or capable of producing oil and/or gas from the Contract Area, this agreement shall terminate unless drilling, deepening, plugging back or reworking operations are commenced within _____ days from the date of abandonment of said well.



     It is agreed, however, that the termination of this agreement shall not relieve any party hereto from any liability which has accrued or attached prior to the date of such termination.

                                 ARTICLE XIV.

                     COMPLIANCE WITH LAWS AND REGULATIONS



A.  LAWS, REGULATIONS AND ORDERS:



     This agreement shall be subject to the conservation laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state and local laws, ordinances, rules,

regulations and orders.



B.  GOVERNING LAW:



     This agreement and all matters pertaining hereto, including, but not limited to, matters of performance, non-performance, breach, remedies,

procedures, rights, duties and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located.  If the Contract Area is in two or more states, the law of the state of Texas shall govern.



C.  REGULATORY AGENCIES:



     Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil,

gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.



     With respect to operations hereunder, Non-Operators agree to release

Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from

Operator's interpretation or application of rules, rulings, regulations or orders of the Department of Energy or predecessor or successor agencies to the extent such interpretation or application was made in good faith.  Each

Non-Operator further agrees to reimburse Operator for any amounts applicable to such Non-Operator's share of production that Operator may be required to refund, rebate or pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.



     Non-Operators authorize Operator to prepare and submit such documents as may be required to be submitted to the purchaser of any crude oil sold hereunder or to any other person or entity pursuant to the requirements of the "Crude Oil Windfall Profit Tax Act of 1980", as same may be amended from time to time ("Act"), and any valid regulations or rules which may be issued by the Treasury Department from time to time pursuant to said Act.  Each party hereto agrees to furnish any and all certifications or other information which is required to be furnished by said Act in a timely manner and in sufficient detail to permit compliance with said Act.



                                   ARTICLE XV.

                                OTHER PROVISIONS

                              ARTICLE XV



                           OTHER PROVISIONS



                       A. REWORKING OPERATIONS



     Notwithstanding any language set out in Article VI (B) to the contrary,

each non-consenting party to a reworking operation on a well conducted pursuant to Article VI (B) shall, upon commencement of such operations, be deemed to have relinquished to consenting parties, and the consenting parties shall own and be entitled to receive, in proportion to their respective interests, all of such non-consenting party's interest in the well, its leasehold operating rights and share of production therefrom, only insofar as the interval or intervals of the formation or formations which are being reworked and to which such non-consenting party does not desire to join in the reworking thereof, until the proceeds or market value thereof (after deducting production taxes, windfall profits taxes, royalty, overriding royalty and other interests payable out of, or measured by the production from such well, only insofar as the production secured from the interval or intervals of the formation or formations which are subject to said reworking operations accruing with respect to such interest until it reverts) shall equal the total of those certain costs as further described in subparagraphs

(a) and (b) of the third grammatical paragraph under Article VI (B) 2, hereof.



                          B. NONDISCRIMINATION



     In connection with the performance of work under this agreement, the

Operator agrees to comply with all of the provisions of Section 202 (1) to

(7) inclusive, of Executive Order 11246 (30 F.R. 12319), which are hereby incorporated by reference in this agreement, and of all provisions of said

Executive Order 11246 and all rules, regulations and relevant orders of the

Secretary of Labor.



                     C. COVENANTS RUN WITH THE LAND



     The terms, provisions, covenants and conditions of this agreement shall be deemed to be covenants running with the lands, the lease or leases and leasehold estates covered hereby, and all of the terms, provisions, covenants and conditions of this agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors,

administrators, personal representatives and assigns.



                        D. LAWS AND REGULATIONS



     All of the provisions of this agreement are expressly subject to all applicable laws, orders, rules and regulations of any governmental body or agency having jurisdiction in the premises, and all operations contemplated hereby shall be conducted in conformity therewith. Any provisions of this agreement which is inconsistent with any such laws, orders, rules or regulations is hereby modified so as to conform therewith, and this agreement, as so modified, shall continue in full force and effect.



                       E. PRIORITY OF OPERATIONS



     If at any time there is more than one operation proposed in connection with any well subject to this agreement, then unless all participating parties agree on the sequence of such operations, such proposals shall be considered and disposed of in the following order or priority:



          1. Proposals to do additional testing, coring or logging.

          2. Proposals to attempt a completion in the objective zone.

          3. Proposals to plug back and attempt completions in shallower zones, in ascending order.

          4. Proposals to side-track the well to reach any zone not below the original authorized objective.

          5. Proposals to deepen the well, in descending order.



                      F. REGULATORY PROVISIONS



1.   LIQUID HYDROCARBONS.



     Non-Operators hereby authorize Operator to file with the purchaser of crude oil or other liquid hydrocarbons or with any other person required by law, any statement or certification required by any rule, regulation or order issued thereunder or by any other law, rule,

regulation relating to the pricing of crude oil and other liquid hydrocarbons or the taxation thereof. To the extent that Operator may by law be authorized to do so, Non-Operators hereby authorized Operator to agree with any purchaser to relieve Operator (in whole or in part as Operator may determine)

of any filing or certification requirements. In making any filing ore certification with any purchaser or crude oil or other liquid hydrocarbons,

each Non-Operator shall be solely responsible for furnishing to Operator or such purchaser or any other person required by law any exemption certificate,

independent producer certificate or any other evidence required by law to entitle Non-Operator to higher price for the sale of his production or for a lower rate of tax thereon, and upon a Non-Operator's failure to furnish same,

Operator shall certify to such purchaser for such Non-Operator's interest the lower price and/or higher rate of tax. Operator shall have not duty to seek any refunds on behalf of any Non-Operator of any overpayment of any tax to which any Non-Operator may be entitled by law.



2.   REFUNDS.



     In the event any Non-Operator receives a greater sum for the sale of its share of production than that to which such Non-Operator is entitled, such

Non-Operator shall promptly refund any excess sums so collected to the person entitled thereto together with any interest thereon required by law. In the event Operator is required for any reason to may any such refund on any

Non-Operator's behalf and such Non-Operator refuses upon Operator's request to reimburse Operator for the amount so paid, then Operator, in addition to any other rights or remedies which it may have as a result of making such refund, (i) shall have the lien provided by Article VII.B to secure such reimbursement and (ii) shall be authorized to collect from Non-Operator's purchaser of production all revenues attributable to Non-Operator's share of production until the full amount required to be paid or refunded by

Non-Operator has been recovered.



3.   OPERATOR'S LIABILITY.



     Operator shall use its best judgement in making any of the filings and certification referred to above and in prosecuting any filings and applications. However, in no event shall Operator have any liability to any

Non-operator in making and prosecuting any such filing or in rendering any statement or certification, absent bad faith, gross negligence or willful misconduct. Any penalties incurred as a result of any incorrect certification, statement or filing shall, in absence of bad faith, gross negligence or willful misconduct, be charged to the parties owning the production to which the penalty pertains. In no event shall any error by

Operator relieve any Non-Operator of the liability for any refund under

Paragraph 3 above.



                        G. OPERATOR PROTECTION



1.   ASSIGNMENT.



     No assignment or other transfer or disposition of an interest subject to this Agreement shall be effective as to Operator or the other parties hereto until the first day of the month following the month in which (i) Operator received an authentic copy of the instrument evidencing such assignment,

transfer or disposition AND (ii) the person receiving such assignment,

transfer or disposition has become obligated by instrument satisfactory to

Operator to observe, perform and be bound by all of the covenants, terms and conditions of this Agreement. Prior to such date, neither Operator nor any other party shall be required to recognize such assignment, transfer, or disposition for any purpose but may continue to deal exclusively with the party making such assignment, transfer, or disposition in all matters under this Agreement including billings. No assignment or other transfer or disposition of an interest subject to this Agreement shall relieve a party of its obligations accrued prior to the effective date aforesaid. Further, no assignment, transfer or other disposition shall relieve any party of its liability for its share of costs and expenses which may be incurred in any operation to which such party has previously agreed or consented prior to the effective date aforesaid for the drilling, testing, completing and equipping,

re-working, recompleting, side-tracking, deepening, plugging-back, or plugging and abandoning of a well even though such operation is performed after said effective date, subject to such party's right to elect not to participate in completion operations under Article VI.B and Article VII.D,

Option No. 2, not previously consented to.

2. ATTORNEYS FEES.



    In the event any party hereto shall ever be required to bring legal proceedings in order to collect any sums due from any party under this

Agreement, then party or parties shall also be entitled to recover all court costs, costs of collection and a reasonable attorney's fee, which the lien provided for herein shall also secure.



                               H. PERPETUITIES



    It is not the intent of the parties that any provision herein violate any applicable law regarding the rule against perpetuities, the suspension of the absolute power of alienation or other rule regarding the vesting or duration of estates, and this agreement shall be construed as not violating such rule to the extent the same can be so construed consistent with the intent of the parties. In the event, however, any provision hereof is determined to violate such rule, then such provision shall nevertheless be effective for the maximum period (but not longer than the maximum period) permitted by such rule which will result in no violation.



                    I. NO THIRD PARTY BENEFICIARY CONTRACT



    This Agreement is made solely for the benefit of those persons who are parties hereto (including those persons succeeding to all or part of the interest of an original party, if such succession is recognized under the other provisions hereof), and no other person shall have or claim or be entitled to enforce any rights, benefits or obligations under this Agreement.



                J. OPERATOR'S REORGANIZATION AND STATUS CHANGE



    1. Notwithstanding, the second sentence of Article V.B.1., in the event of a transfer of all Operator's interest to a corporation which controls, is controlled by or is under common control with Operator, such transferee shall automatically become the successor Operator without the approval of

Non-Operators.



    2. For the purpose of Article V.B., Operator shall be considered to own an interest in the Contract Area if it is a general partner of a limited partnership which owns an interest in the Contract Area or if its owns a carried or reversionary working interest in the Contract Area.



                                 K. BANKRUPTCY



    If, following the granting of relief under the Bankruptcy Code to any party hereto as debtor thereunder, this Agreement should be held to be an executory contract within the meaning of 11 U.S.C. Section 365 the Operator,

or (if the Operator is the debtor in bankruptcy) any other party, shall be entitled to a determination by debtor or any trustee for debtor within thirty

(30) days from the date an order for relief in entered under the Bankruptcy

Code as to the rejection or assumption of this Operating Agreement. In the event of an assumption, Operator or said other party shall be entitled to adequate assurances as to future performance of debtor's obligation hereunder and the protection of the interest of all other parties.



                             L. OBLIGATIONS WELLS



    Notwithstanding any provisions contained in this Operating Agreement to the contrary, if a party hereto elects not to participate in the drilling or completion of a well which must be drilled in order to perpetuate a lease or a farmout agreement which is subject hereto, upon such election, such party shall promptly assign all of its interest in such lease or farmout agreement to the parties who elected to participate in the drilling and completing of such well in the proportions of their interests in such well.



                   M. SUBJECT TO EXPLORATION AGREEMENT



    This Operating Agreement is executed in connection with and pursuant to that certain Exploration Agreement dated August 1, 1997, between the parties hereto. In the event of a conflict between any of the terms of this Operating

Agreement and said Agreement, the terms of said Exploration Agreement shall apply.

                         N. PAYMENT OF LEASE BURDENS



    Notwithstanding any provision of this Operating Agreement to the contrary, unless the purchaser of production or other third party pays such burdens directly, Operator shall pay all royalties, overriding royalties and other burdens on or payable out of the interest of any Non-Operator electing by written notice to Operator to have Operator make such payments, provided

(i) such Non-Operator make adequate arrangements for the receipt by Operator of the revenues necessary to make such payments, and (ii) the owners of such interests execute Operator's division order or otherwise satisfy Operator with respect to entitlement to such payments.





                             O. OPERATOR REMOVAL



    Notwithstanding any other provision to the contrary, operators may be removed at any time by a vote in percentage interest, not in numbers, of 51%

or more by the parties. In this case, Operator will be given written notice of its removal which shall become effective not more than ninety (90) days after the date of such notice. All parties to this contract shall select by majority vote in interest, not in numbers, a new Operator who shall assume the responsibilities and duties, and have the rights prescribed for Operator by this agreement. The retiring Operator shall deliver to its successor all records and information necessary to be discharged by the new Operator of its duties and obligations. However, such party shall continue to be responsible to Operator for its proportionate share of the costs of developing and operating the Unit Area to the effective date of Operator's removal, and for this purpose, this agreement shall continue in force and effect between

Operator and such party until all past accounts have been paid in full.



                    P. MARKETING OF NON-OPERATOR PRODUCTION



    Notwithstanding anything to the contrary contained herein, Operator hereby covenants and agrees that should any Non-Operator request, Operator will market Non-Operators share of any production from operations upon the

Contract Area under the same terms that Operator is marketing its share of said production.



                           Q. COUNTERPART EXECUTION



    This agreement may be executed in counterparts, each of which so executed shall be given the effect of execution of the original agreement. Failure of any party hereto to execute this agreement shall not render it ineffective as to any party hereto who does execute same. If this agreement is executed in counterparts, the signature pages of the parties to the various counterparts may be combined by Operator in one or more copies of this agreement and treated and given effect for all purposes, including recording, as separate and complete instructions.

                                ARTICLE XVI.

                                MISCELLANEOUS



     This agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, devisees, legal representatives, successors and assigns.



     This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.



     IN WITNESS WHEREOF, this agreement shall be effective as of _________ day of _____________, 19__.





                                 OPERATOR





---------------------------------      ---------------------------------





                               NON-OPERATORS





---------------------------------      ---------------------------------







---------------------------------      ---------------------------------

                                  EXHIBIT "A"



OPERATOR                                                       INTEREST







NON-OPERATOR                                                   INTEREST

(with address, phone, fax #)









to be completed at the time the Operating Agreement is executed

                                  EXHIBIT "B"



             There is not an Exhibit "B" to this agreement

                                    EXHIBIT



Attached to and made a part of ______________________________________________

_____________________________________________________________________________

_____________________________________________________________________________

_____________________________________________________________________________



                            ACCOUNTING PROCEDURES

                               JOINT OPERATIONS



                            I. GENERAL PROVISIONS



1. DEFINITIONS



   "Joint Property" shall mean the real and personal property subject to the agreement to which this Accounting Procedure is attached.

   "Joint Operations" shall mean all operations necessary or proper for the development, operation, protection and maintenance of the Joint Property.

   "Joint Account" shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties.

   "Operator" shall mean the party designated to conduct the Joint Operations.

   "Non-Operator" shall mean the Parties to this agreement other than the

   Operator.

   "Parties" shall mean Operator and Non-Operators.

   "First Level Supervisors" shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property in a field operating capacity.

   "Technical Employees" shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the Joint Property.

   "Personal Expenses" shall mean travel and other reasonable reimbursable expenses of Operator's employees.

   "Material" shall mean personal property, equipment or supplies acquired or held for use on the Joint Property.

   "Controllable Material" shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies.



2. STATEMENT AND BILLINGS



   Operator shall bill Non-Operators on or before the last day of each month for their proportionate share of the Joint Account for the preceding month. Such bills will be accompanied by statements which identify the authority for expenditure, lease or facility, and all charges and credits summarized by appropriate classifications of investment and expense except that items of Controllable Material and unusual charges and credits shall be separately identified and fully described in detail.



3. ADVANCES AND PAYMENTS BY NON-OPERATORS



   A. Unless otherwise provided for in the agreement, the Operator may require the Non-Operators to advance their share of estimated cash outlay for the succeeding month's operation within fifteen (15) days after receipt of the billing or by the first day of the month for which the advance is required, whichever is later. Operator shall adjust each monthly billing to reflect advances received from the Non-Operators.



   B. Each Non-Operator shall pay its proportion of all bills within fifteen

      (15) days after receipt. If payment is not made within such time, the unpaid balance shall bear interest monthly at the prime rate in effect at NationsBank on the first day of the month in which delinquency occurs plus 1% or the maximum contract rate permitted by the applicable usury laws in the state in which the Joint Property is located, whichever is the lesser, plus attorney's fees, court costs, and other costs in connection with the collection of unpaid amounts.



4. ADJUSTMENTS



   Payment of any such bills shall not prejudice the right of any

   Non-Operator to protest or question the correctness thereof; provided,

   however, all bills and statements rendered to Non-Operators by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) month period a

   Non-Operator takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in Section V.



      COPYRIGHT-C- 1985 by the Council of Petroleum Accountants Societies.



                                       -1-



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5. AUDITS



   A. A Non-Operator, upon notice in writing to Operator and all other

      Non-Operators, shall have the right to audit Operator's accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of such calendar year;

      provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of accounts as provided for in Paragraph 4 of this Section I. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator. Operator shall bear no portion of the Non-Operators' audit cost incurred under this paragraph unless agreed to by the Operator. The audits shall not be conducted more than once each year without prior approval of Operator, except upon the registration or removal of the Operator, and shall be made at the expense of those Non-Operators approving such audit.



   B. The Operator shall reply in writing to an audit report within 180 days after receipt of such report.



6. APPROVAL BY NON-OPERATORS



   Where an approval or other agreement of the Parties or Non-Operators is expressly required under other sections of this Accounting Procedure and if the agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, Operator shall notify all

   Non-Operators of the Operator's proposal, and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all

   Non-Operators.



                              II. DIRECT CHARGES



Operator shall charge the Joint Account with the following items.



1. ECOLOGICAL AND ENVIRONMENTAL



   Costs incurred for the benefit of the Joint Property as a result of governmental or regulatory requirements to satisfy environmental considerations applicable to the Joint Operations. Such costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable laws and regulations.



2. RENTALS AND ROYALTIES



   Lease rentals and royalties paid by Operator for the Joint Operations.



3. LABOR



   A. (1) Salaries and wages of Operator's field employees or consultants directly employed on the Joint Property in the conduct of Joint

          Operations.



      (2) Salaries of First Level supervisors in the field.



      (3) Salaries and wages of Technical Employees or consultants directly employed on the Joint Property if such charges are excluded from the overhead rates.



      (4) Salaries and wages of Technical Employees or consultants either temporarily or permanently assigned to and directly employed in the operation of the Joint Property if such charges are excluded from the overhead rates.



   B. Operator's cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this

      Section II. Such costs under this Paragraph 3B may be charged on a

      "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Joint Account under Paragraph 3A of this Section II. If percentage assessment is used, the rate shall be based on the Operator's cost experience.



   C. Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator's costs chargeable to the Joint Account under Paragraphs 3A and 3B of this

      Section II.



   D. Personal Expenses of those employees or consultants whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this

      Section II.



4. EMPLOYEE BENEFITS



   Operator's current costs of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift,

   bonus, and other benefit plans of a like nature, applicable to Operator's labor cost chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II shall be Operator's actual cost not to exceed the percent most recently recommended by the Council of Petroleum Accountants

   Societies.



5. MATERIAL



   Material purchased or furnished by Operator for use on the Joint

   Property as provided under Section IV. Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.



6. TRANSPORTATION



   Transportation of employees and Material necessary for the Joint

   Operations but subject to the following limitations:



   A. If Material is moved to the Joint Property from the Operator's warehouse or other properties, no charge shall be made to the Joint

      Account for a distance greater than the distance from the nearest reliable supply store where like material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties.

     B.   If surplus Material is moved to Operator's warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest reliable supply store where like material is normally available, or railway receiving point nearest the Joint Property unless agreed to by the

          Parties. No charge shall be made to the Joint Account for moving

          Material to other properties belonging to Operator, unless agreed to by the Parties.



     C.   In the application of subparagraphs A and B above, the option to equalize or charge actual trucking cost is available when the actual charge is $400 or less excluding accessorial charges. The

          $400 will be adjusted to the amount most recently recommended by the Council of Petroleum Accountants Societies.



7.   SERVICES



     The cost of contract services, equipment and utilities provided by outside sources, except services excluded by Paragraph 10 of Section II and Paragraph i, ii, and iii, of Section III. The cost of professional consultant services and contract services of technical personnel directly engaged on the Joint Property if such charges are excluded from the overhead rates. The cost of professional consultant services or contract services of technical personnel not directly engaged on the Joint

     Property shall not be charged to the Joint Account unless previously agreed to by the Parties.



8.   EQUIPMENT AND FACILITIES FURNISHED BY OPERATOR



     A.  Operator shall charge the Joint Account for use of Operator owned equipment and facilities at rates commensurate with costs of ownership and operation. Such rates shall include costs of maintenance, repairs, other operating expense, insurance, taxes,

         depreciation, and interest on gross investment less accumulated depreciation not to exceed ten percent (10%) per annum. Such rates shall not exceed average commercial rates currently

         prevailing in the immediate area of the Joint Property.



     B.  In lieu of charges in paragraph 8A above, Operator may elect to use average commercial rates prevailing in the immediate area of the

         Joint Property less 20%. For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport

         Association.



9.   DAMAGES AND LOSSES TO JOINT PROPERTY



     All costs or expenses necessary for the repair or replacement of Joint

     Property made necessary because of damages or losses incurred by fire,

     flood, storm, theft, accident, or other cause, except those resulting from Operator's gross negligence or willful misconduct. Operator shall furnish Non-Operator written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.



10.  LEGAL EXPENSE



     Expense of handling, investigating and settling litigation or claims,

     discharging of liens, examination of title, payment of judgements and amounts paid for settlement of claims incurred in or resulting from operations under the agreement or necessary to protect or recover the

     Joint Property, except that no charge for services of Operator's legal staff or fees or expense of outside attorneys shall be made unless previously agreed to by the Parties. All other legal expense is considered to be covered by the overhead provisions of Section III unless otherwise agreed to by the Parties, except as provided in Section I,

     Paragraph 3.



11.  TAXES



     All taxes of every kind and nature assessed or levied upon or in connection with the Joint Property, the operation thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Parties. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest,

     then notwithstanding anything to the contrary herein, charges to the

     Joint Account shall be made and paid by the Parties hereto in accordance with the tax value generated by each party's working interest.



12.  INSURANCE



     Net premiums paid for insurance required to be carried for the Joint

     Operations for the protection of the Parties. In the event Joint

     Operations are conducted in a state in which Operator may act as self-insurer for Worker's Compensation and/or Employers Liability under the respective state's laws, Operator may, at its election, include the risk under its self-insurance program and in that event, Operator shall include a charge at Operator's cost not to exceed manual rates.



13.  ABANDONMENT AND RECLAMATION



     Costs incurred for abandonment of the Joint Property, including costs required by governmental or other regulatory authority.



14.  COMMUNICATIONS



     Cost of acquiring, leasing, installing, operating, repairing and maintaining communication systems, including radio and microwave facilities directly serving the Joint Property. In the event communication facilities/systems serving the Joint Property are Operator owned, charges to the Joint Account shall be made as provided in

     Paragraph 8 of this Section II.



15.  OTHER EXPENDITURES



     Any other expenditures not covered or dealt with in the foregoing provisions of this Section II, or in Section III and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of the Joint Operations.

                               III. OVERHEAD



1.   OVERHEAD - DRILLING AND PRODUCING OPERATIONS



     i.   As compensation for administrative, supervision, office services and warehousing costs, Operator shall charge drilling and producing operations on either:



          (X) Fixed Rate Basis, Paragraph 1A, or

          ( ) Percentage Basis, Paragraph 1B



          Unless otherwise agreed to by the Parties, such charges shall be in lieu of costs and expenses of all offices and salaries or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under Paragraph 3A, Section II. The cost and expense of services from outside sources in connection with matters of taxation, traffic, accounting or matters before or involving governmental agencies shall be considered as included in the overhead rates provided for in the above selected Paragraph of this

          Section III unless such cost and expense are agreed to by the

          Parties as a direct charge to the Joint Account.



     ii.  The salaries, wages and Personal Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint

          Property:



          ( ) shall be covered by the overhead rates, or

          (X) shall not be covered by the overhead rates.



     iii. The salaries, wages and Personal Expenses of Technical Employees and/or costs of professional consultant services and contract services of technical personnel either temporarily or permanently assigned to and directly employed in the operation of the Joint

          Property:



          ( ) shall be covered by the overhead rates, or

          (X) shall not be covered by the overhead rates.



     A.   OVERHEAD - FIXED RATE BASIS



          (1)  Operator shall charge the Joint Account at the following rates per well per month:



               Drilling Well Rate $ 5,000.00

                (Prorated for less than a full month)



               Producing Well Rate $ 500.00



          (2)  APPLICATION OF OVERHEAD - FIXED RATE BASIS SHALL BE AS FOLLOWS:



               (a)  DRILLING WELL RATE



                    (1)  Charges for drilling wells shall begin on the date

                         the well is spudded and terminate on the date the

                         drilling rig, completion rig, or other units used in

                         completion of the well is released, whichever is

                         later, except that no charge shall be made during

                         suspension of drilling or completion operations for

                         fifteen (15) or more consecutive calendar days



                    (2)  Charges for wells undergoing any type of workover or

                         recompletion for a period of five (5) consecutive

                         work days or more shall be made at the drilling well

                         rate. Such charges shall be applied for the period

                         from date workover operations, with rig or other

                         units used in workover, commence through date of rig

                         or other unit release, except that no charge shall

                         be made during suspension of operations for fifteen

                         (15) or more consecutive calendar days



               (b)  PRODUCING WELL RATES



                    (1)  An active well either produced or injected into for

                         any portion of the month shall be considered as a

                         one-well charge for the entire month.



                    (2)  Each active completion in a multi-completed well in

                         which production is not commingled down hole shall

                         be considered as a one-well charge providing each

                         completion is considered a separate well by the

                         governing regulatory authority.



                    (3)  An inactive gas well shut in because of

                         overproduction or failure of purchaser to take the

                         production shall be considered as a one-well charge

                         providing the gas well is directly connected to a

                         permanent sales outlet.



                    (4)  A one-well charge shall be made for the month in

                         which plugging and abandonment operations are

                         completed on any well. This one-well charge shall be

                         made whether or not the well has produced except

                         when drilling well rate applies.



                    (5)  All other inactive wells (including but not

                         limited to inactive wells covered by unit allowable,

                         lease allowable, transferred allowable, etc.) shall

                         not qualify for an overhead charge.



          (3)  The well rates shall be adjusted as of the first day of April each year, following the effective date of the agreement to which this Accounting Procedure is attached. The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease in the average weekly

               earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the calendar year preceding as shown by the index of average weekly earnings of Crude

               Petroleum and Gas Production Workers as published by the

               United States Department of Labor, Bureau of Labor Statistics,

               or the equivalent Canadian index as published by Statistics

               Canada, as applicable. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.



     B.   OVERHEAD - PERCENTAGE BASIS

4.   AMENDMENT OF RATES



     The overhead rates provided for in this Section III may be amended from time to time only by mutual arrangement between the Parties hereto if,

     in practice, the rates are found to be insufficient or excessive.



     IV.  PRICING OF JOINT ACCOUNT MATERIAL PURCHASES, TRANSFERS AND

          DISPOSITIONS



Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all Material movements affecting the Joint

Property. Operator shall provide all Material for use on the Joint Property;

however, at Operator's option, such Material may be supplied by the

Non-Operator. Operator shall make timely disposition of idle and/or surplus

Material, such disposal being made either through sale to Operator or

Non-Operator, division in kind, or sale to outsiders. Operator may purchase,

but shall be under no obligation to purchase, interest of Non-Operators in surplus condition A or B Material. The disposal of surplus Controllable

Material not purchased by the Operator shall be agreed to by the Parties.



1.   PURCHASES



     Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to be defective or returned to vendor for any other reasons, credit shall be passed to the Joint Account when adjustment has been received by the

     Operator.



2.   TRANSFERS AND DISPOSITIONS



     Material furnished to the Joint Property and Material transferred from the Joint Property or disposed of by the Operator unless otherwise agreed to by the Parties, shall be priced on the following basis exclusive of cash discounts:

A.   NEW MATERIAL (CONDITION A)



     (1)  TUBULAR GOODS OTHER THAN LINE PIPE



          (a)  Tubular goods, sized 2 3/8 inches OD and larger, except line pipe, shall be priced at Eastern mill published carload base prices effective as of date of movement plus transportation cost using the 80,000 pound carload weight basis to the

               railway receiving point nearest the Joint Property for which published rail rates for tubular goods exist. If the 80,000 pound rail rate is not offered, the 70,000 pound or 90,000 pound rail rate may be used. Freight charges for tubing will be calculated from Lorain, Ohio and casing from Youngstown,

               Ohio.



          (b)  For grades which are special to one mill only, prices shall be computed at the mill base of that mill plus transportation cost from that mill to the railway receiving point nearest the

               Joint Property as provided above in Paragraph 2.A.(1)(a). For transportation cost from points other than Eastern mills, the

               30,000 pound Oil Field Haulers Association interstate truck rate shall be used.



          (c)  Special end finish tubular goods shall be priced at the lowest published out-of-stock price, f.o.b. Houston, Texas, plus

               transportation cost, using Oil Field Haulers Association

               interstate 30,000 pound truck rate, to the railway receiving point nearest the Joint Property.



          (d)  Macaroni tubing (size less than 2 1/4 inch OD) shall be priced at the lowest published out-of-stock prices f.o.b. the

               supplier plus transportation costs using the Oil Field Haulers

               Association interstate truck rate per weight of tubing

               transferred, to the railway receiving point nearest the Joint

               Property.



     (2)  LINE PIPE



          (a)  Line pipe movements (except size 24 inch OD and larger with walls 1/4 inch and over) 30,000 pounds or more shall be priced under provisions of tubular goods pricing in Paragraph

               A.(1)(a) as provided above. Freight charges shall be

               calculated from Lorain, Ohio.



          (b)  Line pipe movements (except size 24 inch OD and larger with walls 3/4 inch and over) less than 30,000 pounds shall be

               priced at Eastern mill published carload base prices effective as of date of shipment, plus 20 percent, plus transportation costs based on freight rates as set forth under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above.

               Freight charges shall be calculated from Lorain, Ohio.



          (c)  Line pipe 24 inch OD and over and 3/4 inch wall and larger shall be priced f.o.b. the point of manufacture at current new published prices plus transportation cost to the railway

               receiving point nearest the Joint Property.



          (d)  Line pipe, including fabricated line pipe, drive pipe and conduit not listed on published price lists shall be priced at quoted prices plus freight to the railway receiving point

               nearest the Joint Property or at prices agreed to by the

               Parties.



     (3)  Other Material shall be priced at the current new price in effect at date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the

          Joint Property.



     (4)  Unused new Material, except tubular goods, moved from the Joint

          Property shall be priced at the current new price, in effect on date of movement, as listed by a reliable supply store nearest the

          Joint Property, or point of manufacture, plus transportation costs,

          if applicable, to the railway receiving point nearest the Joint

          Property. Unused new tabulars will be priced as provided above in

          Paragraph 2 A(1) and (2).



B.   GOOD USED MATERIAL (CONDITION B)



     Material in sound and serviceable condition and suitable for reuse without reconditioning:



     (1)  MATERIAL MOVED TO THE JOINT PROPERTY.



          At seventy-five percent (75%) of current new price, as determined by Paragraph A.



     (2)  MATERIAL USED ON AND MOVED FROM THE JOINT PROPERTY.



          (a)  At seventy-five percent (75%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as new Material or



          (b)  At sixty-five percent (65%) of current new price, as

               determined by Paragraph A, if Material was originally charged to the Joint Account as used Material.



     (3)  MATERIAL NOT USED ON AND MOVED FROM THE JOINT PROPERTY



          At seventy-five percent (75%) of current new price as determined by

          Paragraph A.



     The cost of reconditioning, if any, shall be absorbed by the transferring property.



C.   OTHER USED MATERIAL



     (1)  CONDITION C



          Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at fifty percent (50%) of current new price as determined by Paragraph A. The cost of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed Condition B value.

         (2) CONDITION D



             Material, excluding junk, no longer suitable for its original purpose, but usable for some other purpose shall be priced on a basis commensurate with its use. Operator may dispose of

             Condition D Material under procedures normally used by Operator without prior approval of Non-Operators.



             (a) Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable

                 size and weight. Used casing, tubing or drill pipe utilized as line pipe shall be priced at used line pipe prices.



             (b) Casing, tubing or drill pipe used as higher pressure service lines than standard line pipe, e.g. power oil lines, shall be priced under normal pricing procedures for casing,

                 tubing, or drill pipe. Upset tubular goods shall be priced on a non upset basis.



         (3) CONDITION E



             Junk shall be priced at prevailing prices. Operator may dispose of Condition E Material under procedures normally utilized by

             Operator without prior approval of Non-Operators.



     D.  OBSOLETE MATERIAL



         Material which is serviceable and usable for its original function but completion and/or value of such Material is not equivalent to that which would justify a price as provided above may be specially priced as agreed to by the Parties. Such price should result in the

         Joint Account being charged with the value of the service rendered by such Material.



     E.  PRICING CONDITIONS



         (1) Loading or unloading costs may be charged to the Joint Account at the rate of twenty-five cents (25-cents-) per hundred weight on all tubular goods movements, in lieu of actual loading or

             unloading costs sustained at the stocking point. The above rate shall be adjusted as of the first day of April each year

             following January 1, 1985 by the same percentage increase or decrease used to adjust overhead rates in Section III, Paragraph

             1.A(3). Each year, the rate calculated shall be rounded to the nearest cent and shall be the rate in effect until the first day of April next year. Such rate shall be published each year by the Council of Petroleum Accountants Societies.



         (2) Material involving erection costs shall be charged at applicable percentage of the current knocked-down price of new Material.



3.   PREMIUM PRICES



     Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual causes over which the Operator has no control, the Operator may charge the

     Joint Account for the required Material at the Operator's actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property; provided notice in writing is furnished to Non-Operators of the proposed charge prior to billing

     Non-Operators for such Material. Each Non-Operator shall have the right,

     by so electing and notifying Operator within ten days after receiving notice from Operator, to furnish in kind all or part of his share of such Material suitable for use and acceptable to Operator.



4.   WARRANTY OF MATERIAL FURNISHED BY OPERATOR



     Operator does not warrant the Material furnished. In case of defective

     Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.





                               V. INVENTORIES



The Operator shall maintain detailed records of Controllable Material



1.   PERIODIC INVENTORIES, NOTICE AND REPRESENTATION



     At reasonable intervals, inventories shall be taken by Operator of the

     Joint Account Controllable Material. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operators may be represented when any inventory is taken. Failure of Non-Operators to be represented at an inventory shall bind Non-Operators to accept the inventory taken by

     Operator.



2.   RECONCILIATION AND ADJUSTMENT OF INVENTORIES



     Adjustments to the Joint Account resulting from the reconciliation of a physical inventory shall be made within six months following the taking of the inventory. Inventory adjustments shall be made by Operator to the

     Joint Account for overages and shortages, but, Operator shall be held accountable only for shortages due to lack of reasonable diligence.



3.   SPECIAL INVENTORIES



     Special inventories may be taken whenever there is any sale, change of interest, or change of Operator in the Joint Property. It shall be the duty of the party selling to notify all other Parties as quickly as possible after the transfer of interest takes place. In such cases, both the seller and the purchaser shall be governed by such inventory. In cases involving a change of Operator, all Parties shall be governed by such inventory.



4.   EXPENSE OF CONDUCTING INVENTORIES



     A.  The expense of conducting periodic inventories shall not be charged to the Joint Account unless agreed to by the Parties.



     B.  The expense of conducting special inventories shall be charged to the

         Parties requesting such inventories, except inventories required due to change of Operator shall be charged the the Joint Account.

                                  EXHIBIT "D"



                            INSURANCE AND INDEMNITY



     Without in any way limiting the Operator's and Non-Operator's liability pursuant to this agreement, Operator shall, at all times while operations are conducted under this agreement, maintain for the benefit of all parties hereto, insurance at the types an in the maximum amounts as follows. Premiums for such insurance shall be charged to the joint account.



     All such insurance shall be maintained in full force and effect during the terms of this agreement; however, such insurance may be canceled, altered or amended as deemed necessary by Operator. If so required, Operator agrees to have its insurance carrier furnish certificates of insurance evidencing such insurance coverage.



     Operator and non-operating working interest owners agree to mutually waive subrogation in favor of each other on all insurance carried by each party and/or to obtain such waiver from the insurance carrier if so required by the insurance contract.



     Non-operating working interest owners agree that the limits and coverage carried by Operator are adequate and shall hold Operator harmless if any claim exceeds such limit or is not covered by such policy.





                                                                               MINIMUM LIMITS

KIND                                POLICY FORM                                 OF LIABILITY

----                                -----------                                 ------------


Workman's Compensation              Statutory                                  Statutory



Comprehensive General Liability     Comprehensive                              $500,000

                                    (including coverage under all sections     Combined Single Limit

                                    of policy)



Motor Vehicle                       Comprehensive                              B.I.  ($1,000,000)

                                    (including non-ownership liability         P.D. ($1,000,000)

                                    and hired automobile coverage)             Combined Single Limits



Umbrella Liability                                                             $2,000,000



Operator's Extra Expense *          Control of well seepage, pollution &       $1,000,000

                                    containment replacement cost redrill

                                    evacuation




*  On an individual election basis.